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                              LETTER OF CREDIT AND
                             REIMBURSEMENT AGREEMENT


                          DATED AS OF DECEMBER 20, 1994



                                 BY AND BETWEEN

                          KOLL REAL ESTATE GROUP, INC.
                             A DELAWARE CORPORATION


                                       AND

                        NOMURA ASSET CAPITAL CORPORATION
                             A DELAWARE CORPORATION


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

                  LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT


          THIS LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT ("AGREEMENT") is made and entered into as of December 20, 1994 (the "CLOSING DATE"), by and between KOLL REAL ESTATE GROUP, INC., a Delaware corporation ("KREG") and NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation ("NACC").

                                    RECITALS:

          A. On April 13, 1994, Abex, Inc. ("ABEX") and Wheelabrator Technologies, Inc. ("WTI") filed suit in Delaware Chancery Court against KREG, as Action No. 13462 (the "ABEX TAX LITIGATION"), seeking, among other things, declaratory relief, specific performance and monetary damages for KREG's alleged breach of certain tax sharing agreements among Abex, WTI and KREG. In the event that the Delaware Chancery Court enters a judgment in connection with the Abex Tax Litigation in favor of Abex and WTI, KREG intends to appeal such judgment (which appeal is hereinafter referred to as the "APPELLATE ACTION"). All of the disputes relating to the Abex Tax Litigation described in this paragraph are hereinafter collectively referred to as the "ABEX TAX DISPUTES."

          B. In connection with the Appellate Action, KREG may need to post a bond in an amount up to $25,000,000 (the "BOND") to secure the payment and stay the enforcement of the trial court judgment. In order to obtain the Bond, KREG and SAFECO Insurance Company of America (the "BENEFICIARY") will enter into a letter of credit collateral agreement (the "BOND AGREEMENT"), pursuant to which
(i) the Beneficiary shall deliver the Bond to the applicable court on behalf of KREG and (ii) KREG shall agree to deliver the Letter of Credit (as hereinafter defined) to the Beneficiary to secure KREG's obligations under the Bond Agreement.

          C. In order to provide security for, and to assure timely payment of KREG's obligations under the Bond Agreement, KREG has requested that NACC cause The Sumitomo Bank, Limited, Los Angeles Branch to issue to the Beneficiary, the Letter of Credit (as hereinafter defined) pursuant to and upon the terms and conditions stated in this Agreement.

          D. In addition to KREG's request regarding the issuance of the Letter of Credit, KREG has requested that NACC loan to KREG an aggregate principal amount not exceeding the Settlement Amount (as hereinafter defined) in the event that the parties to the Abex Tax Litigation enter into a settlement agreement with respect to the Abex Tax Disputes. NACC is prepared to make such loan upon the terms hereof.

          E. KREG agrees to reimburse and/or repay NACC for (i) all payments made by the LOC Issuer under the Letter of Credit, (ii) all amounts loaned to KREG by NACC in connection with any settlement of the Abex Tax Dispute and (iii) all other amounts payable to NACC hereunder (such obligations being hereinafter collectively referred to as the "REIMBURSEMENT OBLIGATIONS").

          F. As a member of the KREG Consolidated Tax Group, Signal Landmark, a California corporation ("SIGNAL"), is severally liable for the Federal income tax liability of the KREG Consolidated Tax Group for the 1988 and 1989 tax years, including, without limitation, for those Taxes which are the subject of the Abex Tax Disputes, and Signal will derive substantial benefit from NACC's agreement to cause the issuance of the Letter of Credit and to make the Settlement Loan.

          NOW, THEREFORE, in consideration of the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          Section 1.  DEFINITIONS.

          1.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and VICE VERSA):

          "ABEX" shall have the meaning assigned thereto in the recitals hereof.

          "ABEX TAX DISPUTES" shall have the meaning assigned thereto in the recitals hereof.

          "ABEX TAX LITIGATION" shall have the meaning assigned thereto in the recitals hereof.

          "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH)" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

          "AGREEMENT" shall mean this Letter of Credit and Reimbursement Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Letter of Credit and Reimbursement Agreement, as the same may be in effect at the time such reference becomes operative.

          "APPELLATE ACTION" shall have the meaning ascribed thereto in the recitals hereof.

          "ASSESSMENT" shall mean a deficiency of Federal or state income taxes that have been assessed, as such terms are used in the Code or applicable state income tax statutes, as the case may be, against KREG or a member of the KREG Consolidated Tax Group.

          "ASSET PURCHASES" shall have the meaning ascribed thereto in Section 13.1(b) hereof.

          "ASSET SALE" for any Person shall mean the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale or leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of stock or other ownership interest of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date hereof or subsequently acquired.

          "ASSIGNMENT OF CONSTRUCTION FUND ACCOUNTS AND AGREEMENTS" shall mean one or more instruments executed by Signal and delivered to NACC, in form and substance reasonably acceptable to NACC, upon the establishment of the Construction Fund, pursuant to which Signal shall collaterally assign to NACC all of its right, title and interest in, to and under the Construction Fund (and any replacements or substitutions therefor) and any and all agreements executed in connection therewith, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to each such agreement as the same may be in effect at the time such reference becomes operative and such collateral assignment shall be subject to the restrictions on the use of such funds contained in the agreements or documents establishing any such Construction Fund.

          "ASSIGNMENT OF MANAGEMENT AGREEMENT" shall mean that certain Assignment of Management Agreement, dated as of the date hereof, executed by Signal and consented to by Eagle Crest Management Corp., a California corporation, pursuant to which Signal shall collaterally assign to NACC all of its right, title and interest in, to and under the Management Agreement for Eagle Crest Golf Course, dated as of January 26, 1993, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto.

          "BASIS POINT" shall mean 1/100 of one percent (1/100%).

          "BANKRUPTCY CODE" shall mean Title 11 U.S.C., as amended.

          "BENEFICIARY" shall have the meaning assigned thereto in the recitals hereof.

          "BOLSA CHICA MORTGAGE" shall have the meaning assigned to such term in
Section 12.8 hereof.

          "BOLSA CHICA PROJECT" shall mean the approximately 1,200 acre undeveloped property, as more particularly described on EXHIBIT A-1 attached hereto, owned by SBC, located in Orange County, California.

          "BOLSA CHICA TITLE POLICIES" shall have the meaning assigned to such term in Section 12.8 hereof.

          "BOND" shall have the meaning assigned thereto in the recitals hereof.

          "BOND AGREEMENT" shall have the meaning assigned thereto in the recitals hereof.

          "BUSINESS DAY" shall mean any day on which commercial banks are not authorized or required to close in New York City and, for purposes of determining the Facility Rate, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

          "CLOSING DATE" shall have the meaning assigned to such term in the preamble hereof.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL" shall mean any and all Property of Signal which is, from time to time, subject to the Lien of the Signal Security Documents, including, without limitation, the Collateral Properties and the stock of SBC.

          "COLLATERAL PROPERTIES" shall mean, collectively, the Fairbanks Highlands Project, the Eagle Crest Project and such other real property which from time to time may comprise the Collateral.

          "CONSOLIDATED SUBSIDIARY" shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

          "CONSTRUCTION FUNDS" shall have the meaning assigned to such term in
Section 10.3 hereof.

          "CONSTRUCTION LOAN AGREEMENT" shall mean that certain Construction Loan Agreement, dated as of the date hereof, by and among KREG, Signal, and NACC.

          "CONSTRUCTION LOAN DOCUMENTS" shall mean the Construction Loan Agreement and all other documents and agreements (other than the Loan Docu-ments) executed or delivered by KREG, Signal or any of their Affiliates in connection with the transactions contemplated by any of the foregoing documents, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to each such document as the same may be in effect at the time such reference becomes operative.

          "DATE OF ISSUANCE" shall mean the date on which the Letter of Credit is delivered by the LOC Issuer to the Beneficiary.

          "DEFAULT" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

          "DEFERRED TAX AMOUNT"  shall have the meaning assigned thereto in
Section 11.2 hereof.

          "DOLLARS" and "$" shall mean lawful money of the United States of America.

          "DRAW" shall mean a draw under and in accordance with the terms of the Letter of Credit.

          "DRAW FEE" shall mean a fee equal to 1.5% of the amount of any Draw or Settlement Loan, paid to NACC at the time any Draw or Settlement Loan is funded by NACC.

          "EAGLE CREST PROJECT" shall mean the approximately 850 acre golf course and planned community in the city of Escondido, California, as more particularly described on EXHIBIT A-2 attached hereto, owned by Signal, which planned community is entitled for 580 single-family lots surrounding the existing 18-hole public golf course.

          "EAGLE CREST SECURITIES ACCOUNT" shall mean that certain securities account # 1686007179, established with Delaware Trust Capital Management in the name of KREG and Signal, as debtor, and NACC, as secured party, which, together with the KREG Securities Account, is the subject of the Securities Account Agreement.

          "EFFECTIVE RATE" shall mean the LIBOR Base Rate plus 400 Basis Points, or such alternative rate as may be established pursuant to Section 8.2 hereof.

          "ENVIRONMENT" shall mean soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL CERTIFICATE" shall have the meaning assigned to such term in Section 14(f) hereof.

          "ENVIRONMENTAL CLAIM"   shall mean any claim, action, cause of action,
investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based upon or resulting from (i) the presence, threatened presence, release or threatened release into the Environment of any Hazardous Substances from or at the Collateral Properties or any property adjacent to the Collateral Properties or (ii) the violation, or alleged violation, of any Environmental Law relating to the Collateral Properties, or
(iii) any threat to the Environment (or human health from Hazardous Substances) that is related to Signal's (or Signal's immediate predecessor in interest in the Collateral Property) management, use, control, ownership or operation of the Collateral Property, whether occurring, existing or arising prior to, or from or after, the date hereof.

          "ENVIRONMENTAL LAWS" shall mean all present or future Federal, state and local laws, statutes, rules, ordinances, and regulations relating to the pollution or protection of the Environment or the effect of Hazardous Substances on human health, including, without limitation laws, statutes, rules, ordinances and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 ET SEQ.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 ET SEQ.; the Toxic Substance Control Act, 15 U.S.C. Sections 2601 ET SEQ.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. Section 1251 ET SEQ.; the Clean Air Act, 42 U.S.C.
Section 7401 ET SEQ.; and the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 ET SEQ., as any of the foregoing may be hereafter amended or modified.

          "ENVIRONMENTAL REPORTS" shall have the meaning assigned to such term in Section 14(a) hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA AFFILIATE" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Guarantors or is under common control (within the meaning of Section 414(c) of the Code) with the Guarantors.

          "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 15 hereof.

          "EXCLUDED HAZARDOUS MATERIALS" shall mean any Hazardous Materials that are customarily and normally used, in accordance with applicable Environmental Laws in all material respects, in (i) the operation, management, maintenance and use of a first class golf course, (ii) the grading, construction and development of infrastructure and residential improvements in the State of California and (iii) automobiles and construction related trucks, equipment and supplies.

          "EXEMPT SUBSIDIARIES" shall mean Henley Facilities, Inc., Henley/KNO Holdings, Inc., and New Henley Holdings, Inc. (and each of its Subsidiaries) for so long as each such entity (i) has no assets or (ii) has liabilities which exceed the fair value of its assets.

          "EXTENSION FEE" shall mean an investment banking fee payable to NSI in connection with the extension of the Maturity Date in accordance with the terms hereof in an amount equal to .75% of (i) the Stated Amount, or (ii) if a Draw has occurred or a Settlement Loan has been made hereunder, the Repayment Amount.

          "FAIRBANKS HIGHLANDS PROJECT" shall mean the approximately 391 acres of vacant land in the city of San Diego, California, as more particularly described on EXHIBIT A-3 attached hereto, owned by Signal.

          "GOVERNMENTAL AUTHORITY" shall mean any Federal, state or local government or any other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions.

          "GUARANTORS" shall mean, collectively and individually, Signal, The Henley Group, Inc., Henley Holdings Two Inc., Wentworth Holdings, Inc., NC Holding Company and KREG Holdings, Inc.

          "GUARANTY" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTY" and "GUARANTEED" used as a verb shall have a correlative meaning.

          "HAZARDOUS SUBSTANCE" shall mean any material waste or substance (other than any Excluded Hazardous Material) which is:

                              (A)  included within the definition of
          "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to any Environmental Law;

                              (B)  listed in the United States
          Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. Section 172.101 enacted as of the date hereof or hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or

                              (C)  explosive, radioactive, asbestos, a
          polychlorinated biphenyl, oil or a petroleum product and lead-based paint.

          "HENLEY FACILITIES AUDIT" shall have the meaning assigned thereto in
Section 11.9 hereof.

          "INDEBTEDNESS" shall mean, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services (including trade accounts that are payable after 90 days of the date the respective goods are delivered or respective services are rendered) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) capital lease obligations of such Person; and (f) indebtedness or obligations of others Guaranteed by such Person.

          "INDEMNIFIED ENVIRONMENTAL PARTIES" shall have the meaning assigned thereto in Section 14(d) hereof.

          "INFRASTRUCTURE" shall mean infrastructure improvements to real property, including, without limitation, sewers, storm drains, water mains, community wall and landscaping.

          "INITIAL EXPIRY DATE" shall have the meaning assigned thereto in
Section 2.2 hereof.

          "INITIAL MATURITY DATE" shall mean the second anniversary of the Closing Date; provided, however, that if the Initial Maturity Date falls on a date that is not a Business Day, then the Initial Maturity Date shall be deemed to be the next Business Date following such date.

          "INTEREST PAYMENT DATE" shall mean the first Business Day of each calendar month following a Draw by the Borrower hereunder through and including the Maturity Date.

          "INVESTMENT" in any Person shall mean: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory, Property (other than real property) or supplies purchased in the ordinary course of business) or Guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

          "IRS" shall mean the Internal Revenue Service.

          "KGT AFFILIATES" shall mean the AV Partnership, a California general partnership, The Kathryn G. Thompson Company, a Delaware corporation, The Kathryn G. Thompson Company, a California corporation, Vistas Audobon, a California limited partnership, Mystra Homes, Inc., a California corporation, AV Development Corporation, a California corporation, The Oceanside Company, a Delaware corporation, KGT Construction Corporation, a Delaware corporation, DKS Construction, Inc., a Delaware corporation, or any Subsidiary of any of the foregoing entities.

          "KREG" shall have the meaning assigned thereto in the recitals hereof.

          "KREG CONSOLIDATED TAX GROUP" shall mean (i) the consolidated group of corporations, including, without limitation, Signal and SBC, having The Henley Group, Inc., a Delaware corporation, which changed its name to The Wheelabrator Group, Inc., a Delaware corporation, as its common parent during the 1988 tax year and (ii) the consolidated group of corporations, including without limitation, Signal and SBC, having Henley Newco, Inc., a Delaware corporation, which changed its name to The Henley Group, Inc., a Delaware corporation, as its common parent during the 1989 tax year.

          "KREG SECURITIES ACCOUNT" shall mean that certain securities account # 1686007160, established with Delaware Trust Capital Management in the name of KREG and Signal, as debtor, and NACC, as secured party, which, together with the Eagle Crest Securities Account, is the subject of the Securities Account Agreement.

          "LEASE" shall mean any lease, sublease, license, franchise, concession, or other agreement (other than a property management agreement), whether written or oral, permitting another to use, occupy or possess any Collateral Property.

          "LETTER OF CREDIT" shall mean the irrevocable direct-pay letter of credit, in substantially the form of EXHIBIT B hereto, to be issued by the LOC Issuer in accordance with the terms hereof in favor of Beneficiary as security for the Bond.

          "LETTER OF CREDIT FEES" shall have the meaning set forth in Section 5 hereof.

          "LIBOR BASE RATE" shall mean the rate per annum determined by Lender to be the rate at which deposits in U.S. Dollars are offered by NACC to leading banks in the London interbank eurodollar market at approximately 11:00 a.m. (London, England time) on the date which is three (3) Business Days before each Interest Payment Date for a one (1) month period and in an amount substantially equal to the outstanding principal amount of the Draw or the Settlement Amount, as applicable, on such day, in each case as quoted on Telerate page 3750 or on such replacement system as is then customarily used to quote the London interbank offered rate. Notwithstanding the foregoing, for the purposes of determining the interest rate for the period preceding the first Interest Payment Date, the LIBOR Base Rate determination shall be made as of the day which is three (3) Business Days before the date of the Draw or the making of
the Settlement Loan.   If two or more such rates appear on Telerate page 3750 or
associated pages, the applicable rate shall be the arithmetic mean of such offered rates. Each determination of the LIBOR Base Rate shall be conclusive and binding absent manifest error.

          "LIBOR RATE LOANS" shall mean any Reimbursement Obligation which bears interest at the Effective Rate in accordance with the terms hereof.

          "LIEN" shall mean, with respect to any asset, any mortgage or deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, KREG and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Letter of Credit, the Reimbursement Note, the Settlement Note, the Signal Guaranty, the Reimbursement Guaranties, the Security Documents, and all other documents and agreements (other than the Construction Loan Documents) executed or delivered to the Trustee or NACC by KREG or any of the Guarantors in connection with the transactions contemplated by any of the foregoing documents, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to each such document as the same may be in effect at the time such reference becomes operative.

          "LOC ISSUER" shall mean The Sumitomo Bank, Limited, Los Angeles Branch or any other Bank that may issue a substitute Letter of Credit pursuant to the terms hereof.

          "MATERIAL CONTRACT" shall have the meaning assigned to such term in
Section 9(j) hereof.

          "MATURITY DATE" shall mean (i) the Initial Maturity Date or (ii) if, on or before the ninetieth (90th) day preceding the Initial Maturity Date, KREG delivers to NSI the Extension Fee together with a notice stating that KREG elects to extend the Maturity Date, and (a) KREG is in compliance with all operating and financial covenants, (b) KREG has obtained all forecast entitlements and approvals and has satisfied development and budget targets with respect to the Collateral Properties, all as set forth and projected on EXHIBIT C hereto, (c) there is no continuing Event of Default as of such notice date or as of the Initial Maturity Date, and (d) all matters relating to the Henley Facilities Audit have, in NACC's sole and absolute discretion, been fully and satisfactorily resolved, then the Maturity Date shall be extended twelve (12) months to the third anniversary of the Closing Date. Notwithstanding any of the foregoing, if the Maturity Date falls on a date that is not a Business Day, then the Maturity Date shall be deemed to be the first Business Day following such date.

          "MINIMUM NET WORTH AMOUNT" shall have the meaning ascribed thereto in
Section 12.2 hereof.

          "MORTGAGES" shall mean, collectively, each mortgage, deed of trust, assignment of rents, security agreement and fixture filing and similar instrument executed by Signal in favor of the Trustee, acting for the benefit of NACC, to the secure the obligations of Signal under the Signal Guaranty, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such mortgages as the same may be in effect at the time such reference becomes operative.

          "MULTIEMPLOYER PLAN" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Guarantors or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "NACC" shall have the meaning assigned to such term in the preamble hereof.

          "NACC SHARE" shall have the meaning assigned to such term in Section
7.4 hereof.

          "NACC SHARE DEPOSITS" shall mean each and every deposit of NACC Share to be made to the KREG Securities Account pursuant to the terms hereof.

          "NET CASH PROCEEDS" shall mean the net cash received by KREG or any of its Subsidiaries in connection with any Permitted Sale after deducting reasonable commissions, documentary transfer taxes, title insurance premiums, recording and escrow fees, reasonable attorneys' fees and disbursements and other customary closing costs, but only to the extent such amounts are paid to third parties which are not Affiliates of KREG and are equal to or less than six percent (6%) of the gross Permitted Sale proceeds or a greater percentage reasonably approved by NACC.

          "NSI" shall mean Nomura Securities International, Inc., an Affiliate of NACC.

          "OWNED REAL ESTATE" shall have the meaning assigned thereto in Section 14(a) hereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "PERMITTED EXCEPTIONS" shall have the meaning assigned to such term in
Section 13.2 hereof.

          "PERMITTED SALES" shall have the meaning assigned to such term in
Section 7.4 hereof

          "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, limited partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "PLAN" shall mean an employee benefit or other plan established or maintained by the Guarantors or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "PLEDGE AGREEMENT" shall mean that certain Stock Pledge Agreement, dated as of the date hereof, executed by Signal to secure its obligations under the Signal Guaranty, with respect to the stock of SBC, as such may be modified, amended, or supplemented and in effect from time to time.

          "POST-DEFAULT RATE" shall mean, in respect of any Draw or any other amount payable by Signal under this Agreement that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to four percent (4%) above the Prime Rate.

          "PRIME RATE" shall mean the rate of interest publicly announced by Mellon Bank, N.A. from time to time as its prime rate effective in New York, New York, adjusted as of the date of an announcement in New York, New York of any change in such prime rate, whether or not Signal has notice thereof. Each change in Prime Rate shall be effective as of 12:01 a.m. on the Business Day on which the change in the prime rate is first announced or published, unless otherwise specified in such announcement or publication, in which case the change shall be effective as so specified.

          "PROPERTY" shall mean assets and properties, whether real, personal or mixed, tangible or intangible.

          "QUICK FLIP TRANSACTION" shall have the meaning ascribed thereto in
Section 13.1(d) hereof.

          "REGULATORY CHANGE" shall mean any change after the Closing Date in United States Federal, state or foreign law, rules or regulations or the adoption or any making after the Closing Date of any interpretation, directive or request (whether or not having the force of law) applying to a class of financial institutions including NACC by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "REIMBURSEMENT GUARANTIES" shall mean the Guaranties, dated as of the date hereof, executed by each of the Guarantors in favor of NACC, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to each such guaranty as the same may be in effect at the time such reference becomes operative.

          "REIMBURSEMENT NOTE" shall have the meaning assigned to such term in
Section 2.3 hereof.

          "REIMBURSEMENT OBLIGATIONS" shall have the meaning assigned thereto in the recitals hereof.

          "RELATED PERSON" shall mean, with respect to any specified Person, any other Person that is an Affiliate of the specified Person or any partner of the specified Person (if such Person is a partnership) or any shareholder of the specified Person (if such Person is a corporation).

          "RELEASE" shall mean any satisfaction, release, assignment instrument, deed of reconveyance or similar instrument or instruments (each in recordable form and otherwise in form reasonably satisfactory to Signal but without any representation or warranty of NACC (other than a warranty as to NACC's own acts)) necessary to release any portion of any Collateral (including the Securities Accounts) from the Lien of all applicable Signal Security Documents.

          "REMEDIAL WORK"  shall have the meaning assigned to such term in
Section 14 hereof.

          "REPAYMENT AMOUNT" shall have the meaning assigned to such term in
Section 7.1 hereof.

          "SATISFACTORY RESOLUTION" or "SATISFACTORILY RESOLVED" shall mean, with respect to the Henley Facilities Audit: (i) except for the Abex Tax Disputes, expiration of the applicable statute of limitations prior to the assertion by the IRS of any Assessment or adjustment in Taxes for the 1988 and 1989 tax years for KREG or any member of the KREG Consolidated Tax Group for such years; (ii) dismissal of any claims for any Assessment or receipt of a technical advisory letter from regional or national counsel for the IRS that the Henley Facilities Audit will not result in an Assessment; or (iii) subject to the terms of Section
13.7 hereof, entry into a settlement agreement with the IRS.

          "SBC" shall mean Signal Bolsa Corporation, a California corporation and Wholly-Owned Subsidiary of Signal.

          "SECURITIES ACCOUNT AGREEMENT" shall mean the Securities Account, Security, Pledge and Assignment Agreement, dated as of the date hereof, executed by the KREG, Signal and NACC, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such securities account agreement as the same may be in effect at the time such reference becomes operative.

          "SECURITIES ACCOUNTS" shall mean, collectively, the KREG Securities Account and the Eagle Crest Securities Account.

          "SECURITIZATION" shall have the meaning assigned thereto in Section 18 hereof.

          "SECURITY DOCUMENTS" shall mean, collectively, the Securities Account Agreement, the Signal Guaranty, the Reimbursement Guaranties, the Signal Security Documents and all Uniform Commercial Code financing statements required by this Agreement, the Securities Account Agreement and any of the Signal Security Documents to be filed with respect to the security interests in personal property created pursuant to the Securities Account Agreement, any Signal Security Document or any other document or agreement executed and delivered to the Trustee or NACC by KREG, Signal, SBC or any of the Guarantors in connection with any of the foregoing documents, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, any Bolsa Chica Mortgage created pursuant to
Section 12.8 of this Agreement, and shall refer to such documents as the same may be in effect at the time such reference becomes operative.

          "SETTLEMENT AGREEMENT" shall have the meaning assigned to such term in Section 3.1 hereof.

          "SETTLEMENT AMOUNT"  shall have the meaning assigned to such term in
Section 3.1 hereof.

          "SETTLEMENT LOAN"  shall have the meaning assigned to such term in
Section 3.1 hereof.

          "SETTLEMENT NOTE" shall have the meaning assigned to such term in
Section 3.3 hereof.

          "SIGNAL" shall have the meaning assigned to such term in the recitals hereof.

          "SIGNAL FINANCIAL STATEMENT" shall mean that certain Signal Landmark balance sheet, statement of operations and statement of cash flow (in Thousands) for the nine months ended September 30, 1994 and September 30, 1993 attached hereto as Exhibit G.

          "SIGNAL GUARANTY" shall mean the Secured Guaranty executed and delivered by Signal pursuant to the terms of this Agreement, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such guaranty as the same may be in effect at the time such reference becomes operative.

          "SIGNAL SECURITY DOCUMENTS" shall mean, collectively, the Signal Guaranty, the Mortgages, the Securities Account Agreement, the Pledge Agreement, the Assignments of Construction Funds Accounts and Agreements, the Assignment of Management Agreement and all Uniform Commercial Code financing statements required by the Signal Guaranty, the Mortgages or the Pledge Agreement to be filed with respect to the security interests in personal property and fixtures created pursuant to the Mortgages and all other documents and agreements executed or delivered to the Trustee or NACC by Signal in connection with any of the foregoing documents, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, any Bolsa Chica Mortgage created pursuant to Section 12.8 hereof, and shall refer to such documents as the same may be in effect at the time such reference becomes operative.

          "STATED AMOUNT" shall have the meaning assigned thereto in Section 2.1 hereof.

          "SUBORDINATED DEBENTURES" shall have the meaning assigned thereto in
Section 11.11 hereof.

          "SUBSIDIARY" shall mean, with respect to any Person, any (i) corporation of which at least a sufficient number of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of such Person's Subsidiaries or (ii) partnership or other entity with respect to which such Person has possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such partnership or other entity. "WHOLLY-OWNED SUBSIDIARY" shall mean, with respect to any Person, any such Subsidiary of which all of the equity, other than directors' qualifying shares, is so owned or controlled by such Person.

          "TAXES" shall mean all Federal, state, local or foreign taxes, and other assessments, fees or charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

          "TAX SHARING AGREEMENTS" shall mean, collectively, (i) that certain Tax Sharing Agreement dated as of December 15, 1988 by and between The Henley Group, Inc., a Delaware corporation and Henley Newco Inc., a Delaware corporation; (ii) that certain Tax Sharing Agreement dated as of December 18, 1989 by and between The Henley Group, Inc., a Delaware corporation and New Henley, Inc., a Delaware corporation; and (iii) that certain Tax Sharing Agreement dated as of June 10, 1992 by and between The Henley Group, Inc., a Delaware corporation and Abex Inc., a Delaware corporation.

          "TENANTS" shall mean any and all tenants, licensees, occupants, concessionaires, or other Person or Persons possessing, occupying or otherwise using or having a right to use, any space at any Collateral Property, whether under written agreement or otherwise.

          "TERMINATION NOTICE" shall mean that certain notice delivered to the Beneficiary by NACC upon the occurrence of an Event of Default or deemed to have been delivered to and received by the Beneficiary in the event that the Initial Expiry date has not been extended in accordance with Section 2.2 hereof, pursuant to which the Beneficiary shall have thirty (30) days to Draw on the Letter of Credit before the Letter of Credit shall terminate.

          "TRUSTEE" shall mean Chicago Title Insurance Company in its capacity as trustee under the Mortgages.

          "WENTWORTH PROJECT" shall mean an approximately 100 acre planned residential / marina community owned by Great Island Trust Partnership, a New Hampshire general partnership, located in New Castle, New Hampshire.

          "WTI"  shall have the meaning assigned thereto in the recitals hereof.

          1.2  ACCOUNTING TERMS AND DETERMINATIONS.

               (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to NACC hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a consistent basis. All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a consistent basis.

               (b) KREG shall deliver to NACC at the same time as the delivery of any annual or quarterly financial statement under Section 5.1 hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the immediately preceding annual or quarterly financial statements, and reasonable estimates of the difference between such statements arising as a consequence thereof.

               (c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 6 hereof, KREG will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

          Section 2.  TERMS OF THE LETTER OF CREDIT FACILITY.

          2.1 ISSUANCE OF THE LETTER OF CREDIT. Subject to the terms and conditions of this Agreement, NACC agrees that upon its receipt of written request by KREG following the entering of a judgment in favor of Abex and WTI in the Abex Tax Litigation, NACC will cause the LOC Issuer to issue and deliver to the Beneficiary, the Letter of Credit in an amount of up to $25,000,000 (the "STATED AMOUNT"), which amount shall equal the amount of the Bond. Subject to the preceding sentence, the Letter of Credit shall be issued and delivered to Beneficiary concurrently with the Beneficiary's delivery of the Bond in the Stated Amount to the applicable court in connection with the Appellate Action.

          2.2 EXPIRATION OF THE LETTER OF CREDIT. The Letter of Credit will expire in accordance with its terms upon the date which is the earlier to occur of (i) December 31, 1996 (the "INITIAL EXPIRY DATE") and (ii) the date on which the Letter of Credit terminates or is terminated by NACC pursuant to the terms hereof. In the event that KREG delivers to NACC a notice on or before the 90th day preceding the Initial Expiry Date, which notice requests an extension of the Initial Expiry Date, then, so long as the Maturity Date has not then occurred and NACC has not terminated the Letter of Credit pursuant to the terms hereof, on or before the Initial Expiry Date, NACC shall allow the Letter of Credit to be extended in accordance with its terms or cause the LOC Issuer (or another bank with a minimum long-term unsecured debt rating equal or better than the rating assigned to the LOC Issuer as of the date hereof by Standard and Poor's Rating Group) to issue a substitute Letter of Credit in a form substantially the same as the Letter of Credit issued on the Date of Issuance, which substitute Letter of Credit will expire in accordance with its terms upon the earliest to occur of (i) the Maturity Date, (ii) the first anniversary following the Initial Expiry Date and (iii) the date on which the Letter of Credit terminates or is terminated by NACC pursuant to the terms hereof. Notwithstanding any of the foregoing, if the Letter of Credit expires on a date that is not a Business Day, then the expiration date shall be deemed to be the first Business Day following such date. In the event that KREG fails or is unable to extend the Initial Expiry Date in accordance with this Section 2.2, then NACC shall be deemed to have delivered a Termination Notice to KREG and KREG shall be deemed to have received such Termination Notice as of the thirtieth (30th) day preceding the Initial Expiry Date, and the Letters of Credit shall terminate on the Initial Expiry Date.

          2.3  DRAWS.

               (a) The Beneficiary shall have the right to Draw upon the Letter of Credit pursuant to the terms of the Bond Agreement, which shall provide that the Beneficiary shall only be entitled to Draw an amount equal to the amount the Beneficiary is required to pay under the Bond pursuant to a demand, writ of execution or levy in connection with the Appellate Action plus an amount equal to the Beneficiary's costs for which it is entitled to be reimbursed by KREG under the Bond Agreement, which amount shall be paid to the Beneficiary by the LOC Issuer on the third (3rd) Business Day following the LOC Issuer's receipt of the Drawing Certificate (as defined in the Letter of Credit) with respect to such Draw.

               (b) The Letter of Credit shall provide that the Beneficiary shall have the right to Draw upon the Letter of Credit on or before the thirtieth (30th) day after the Beneficiary receives a Termination Notice from NACC.

               (c) Upon the occurrence of any Draw on the Letter of Credit, (i) KREG shall be obligated to reimburse NACC in accordance with the terms hereof,
(ii) the Letter of Credit shall immediately terminate notwithstanding the fact that the Draw may have been in an amount less than the Stated Amount and (iii) KREG shall execute and deliver to NACC a promissory note (the "REIMBURSEMENT NOTE") in the form of Exhibit D-1 attached hereto and in the original principal amount of the Draw.

          2.4  MANDATORY PARTIAL REPAYMENT OF DRAW

          (a) Upon the occurrence of a Draw, KREG shall promptly (but in any event within three days) pay to NACC an amount equal to (i) $7,500,000 plus (ii) the sum of all NACC Share Deposits theretofore deposited into the KREG Securities Account.

          (b) In the event that KREG fails to pay such amount to NACC within three days following the occurrence of a Draw, then NACC shall be entitled to direct the "Financial Intermediary" (as defined in the Securities Account Agreement) to cause all "Collateral" (as defined in the Securities Account Agreement) then held in or on behalf of the KREG Securities Account to be immediately liquidated and disbursed to NACC; provided, however, that in the event that such disbursements yield a sum of less than (i) $7,500,000 plus (ii) the sum of all NACC Share Deposits theretofore deposited into the KREG Securities Account, then KREG shall pay to NACC within one Business Day thereafter the difference between the sum of such NACC Share Deposits and the amount actually yielded by the liquidation of the KREG Securities Account.

          (c) NACC shall apply all amounts received pursuant to subsections (a) and (b) above against KREG's Reimbursement Obligations with respect to such Draw and shall reimburse the LOC Issuer for the amount of such Draw.

          2.5  LETTER OF CREDIT DRAWS; LIABILITY OF NACC.

               (a) Neither NACC, the LOC Issuer nor any of their respective officers or directors shall be liable or responsible for (a) the use which may be made of the Letter of Credit or for any acts or omissions of the Beneficiary and any transfer in connection therewith; (b) the validity, sufficiency or genuineness of documents presented under the Letter of Credit, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the LOC Issuer against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that KREG shall have a claim against NACC for acts or events described in the immediately preceding clauses (a) through (d), and NACC shall be liable to KREG, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by KREG which KREG proves were caused by (i) the LOC Issuer's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (ii) the LOC Issuer's willful failure or gross negligence in failing to pay under the Letter of Credit after the presentation to it by the Beneficiary of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the LOC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

               (b) Neither NACC nor the LOC Issuer shall be liable or responsible in any respect for (a) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the Letter of Credit or (b) any action, inaction or omission which may be taken by it in good faith in connection with the Letter of Credit. KREG further agrees that any action taken or omitted by NACC or the LOC Issuer under or in connection with the Letter of Credit or the related draft or documents, if done in good faith without gross negligence, shall be effective against KREG as to the rights, duties and obligations of NACC and the LOC Issuer and shall not place NACC or the LOC Issuer under any liability to KREG.

          2.6 UNCONDITIONAL OBLIGATION. Except as otherwise expressly provided to the contrary in Section 2.5 hereof, the Reimbursement Obligations of KREG under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

               (a) the Bond Agreement or any of the Loan Documents (other than the Letter of Credit) proves to be forged, fraudulent, invalid, unenforceable or insufficient in any respect;

               (b) any amendment or waiver (other than an amendment or waiver consented to by NACC) of, or any consent (other than by NACC) to departure from, the Bond Agreement or the Loan Documents (other than in accordance with the provisions hereof);

               (c) the existence of any claim, setoff, defense or other rights which KREG may have at any time against the Beneficiary or any permitted transferee of the Letter of Credit (or any persons or entities for whom the Beneficiary or any such transferee may be acting), NACC, or any other person or entity, or any dispute between or among NACC, Beneficiary or KREG, or any claim whatsoever of KREG against NACC or the Beneficiary, or any transferee, whether in connection with the Bond Agreement, the Loan Documents or any unrelated transaction;

               (d) the existence of any claim, setoff, defense or other rights which the Beneficiary may have at any time against KREG, NACC, the LOC Issuer or any other person or entity, or any claim whatsoever of the Beneficiary against NACC, the LOC Issuer or KREG, whether in connection with the Bond Agreement, the Loan Documents or any unrelated transaction;

               (e) any demand presented under the Letter of Credit (or any endorsement thereon), and honored by the LOC Issuer without gross negligence or willful misconduct, proving to be forged, fraudulent, invalid, unenforceable or insufficient in any respect or any statement therein being inaccurate in any respect whatsoever; or

               (f) the use to which the Letter of Credit or the proceeds of any Draw thereon may be put or any acts or omission of the Beneficiary in connection therewith.




          Section 3.  SETTLEMENT OF TAX LITIGATION.

          3.1 SETTLEMENT LOAN. In the event that KREG, Abex and WTI enter into a settlement agreement (the "SETTLEMENT AGREEMENT"), pursuant to which (i) Abex and WTI agree to dismiss, with prejudice as to all parties, the Abex Tax Litigation, (ii) all of the parties to the Tax Dispute execute mutual general releases as to the Abex Tax Dispute, (iii) the Bond is fully released by the court or is never issued, and (iv) KREG's total gross payment obligation (the "SETTLEMENT AMOUNT") does not exceed $25,000,000, then:

               (a) NACC shall be released from its obligation to cause the issuance of the Letter of Credit or the Letter of Credit shall immediately terminate and the Beneficiary shall return the Letter of Credit to the LOC Issuer; and

               (b) KREG shall have the right to borrow from NACC and NACC shall lend to KREG an amount not to exceed the amount by which the Settlement Amount exceeds the greater of (i) $7,500,000 plus the sum of all NACC Share Deposits theretofore deposited into the KREG Securities Account or (ii) the then outstanding balance of the KREG Securities Account as the time such loan is disbursed in accordance with the terms hereof (the "SETTLEMENT LOAN"), provided that all proceeds of the Settlement Loan are applied solely to the Settlement Amount.

          3.2 RELEASE OF KREG SECURITIES ACCOUNT. Upon the making of the Settlement Loan hereunder, KREG and NACC agree that the KREG Securities

Account at the time of the making of the Settlement Loan shall be released from NACC's Liens hereunder and under the Construction Loan Agreement.

          3.3 SETTLEMENT NOTE. The Settlement Loan shall be evidenced by a single promissory note made by KREG, substantially in the form of EXHIBIT D-2 attached hereto (the "SETTLEMENT NOTE").

          Section 4.  SUCCESS IN ABEX TAX LITIGATION.

          In the event that the Delaware Chancery Court enters a judgment in connection with the Abex Tax Litigation (prior to any appeal of an earlier judgment in connection with the Abex Tax Litigation) which is either in favor of KREG or awards Abex and WTI damages in an amount less than or equal to the sum of (i) $7,500,000 plus (ii) the sum of all NACC Share Deposits theretofore deposited into the KREG Securities Account, then in such event NACC shall be relieved of its obligations to fund the Settlement Loan and cause the issuance of the Letter of Credit, all of the Collateral pledged to secure the Reimbursement Obligations shall be Released from the Lien of the Security Documents (provided that such Release shall have no effect on the Lien of the security documents on the collateral pledged to secure KREG's and Signal's obligations under the Construction Loan Documents) and this Agreement shall terminate and be of no further force or effect.

          Section 5.  FEES AND OTHER LETTER OF CREDIT PAYMENTS.

          5.1 INVESTMENT BANKING FEE. Concurrently with the execution hereof, KREG shall pay to NSI an investment banking fee for investment banking services rendered in connection with this Agreement equal to $468,750. Such fee shall be paid to NSI by wire transfer to its account with Mellon Bank Pittsburgh, ABA Number 04300261, Account Name: NSI, Account Number: 198-2122, Reference: Koll Real Estate Group.

          5.2 LETTER OF CREDIT FEES. KREG hereby unconditionally agrees to pay to NACC an annual fee (collectively, the "LETTER OF CREDIT FEES"), payable quarterly in advance commencing on the Closing Date, calculated at the rate of 2 1/4% per annum on (i) $25,000,000 prior to the issuance of the Letter of Credit or (ii) the Stated Amount following the issuance of the Letter of Credit, together with interest on such Letter of Credit Fees from the date payment thereof is due until paid at a rate per annum equal to the Post-Default Rate. The Letter of Credit Fees shall be payable in advance, commencing on the Closing Date and thereafter on each March 1, June 1, September 1, and December 1 thereafter until the Letter of Credit is terminated or NACC is released from its obligation to cause the issuance of the Letter of Credit and, on a PRO RATA basis upon such termination or release. Such fee shall be computed on the basis of actual days elapsed for a year consisting of 360 days.

          5.3 DRAW AND LOAN FEES. KREG hereby unconditionally agrees to pay to NACC on demand (i) a Draw or Settlement Loan fee equal to 1 1/2% of the Repayment Amount and (ii) the amount of any taxes (other than any taxes measured by or based upon the overall net income of NACC imposed by any jurisdiction having control over NACC), fees and charges required to be paid by NACC from and after the date hereof or any other reasonable out-of-pocket costs or expenses whatsoever incurred by NACC in connection with any payment made by NACC under or with respect to the Letter of Credit or the Settlement Loan, as to which amounts NACC shall notify KREG in writing, together with interest on such amounts referred to in the immediately preceding clauses (i) and (ii) from the date such payment is due in the case of such amounts referred to in such clause (i) and from the date of payment specified in such notice in the case of such amounts referred to in such clause (ii) (which shall be not earlier than five (5) Business Days after the effective date of such notification), in either case until paid at a rate per annum equal to the Post-Default Rate.


          Section 6.  INCREASED COSTS.

          If any law, regulation or change in any law or regulation adopted after the Closing Date or in the interpretation thereof or any ruling, decree, judgment, guideline, directive or recommendation (whether or not having the force of law) by any regulatory body, court, central bank or any administrative or governmental authority charged or claiming to be charged with the administration thereof (including, without limitation, a request or requirement that affects the manner in which NACC or the LOC Issuer allocates capital resources to its commitments, including its obligations hereunder or under the Letter of Credit or in connection therewith) shall either:

RED impose upon, modify, require, make or deem applicable to NACC or the LOC Issuer any reserve requirement, special deposit requirement, insurance assessment or similar requirement against or affecting the Letter of

     Credit, or

(ii) subject NACC or the LOC Issuer to any tax, charge, fee, deduction or withholding of any kind whatsoever in connection with the Letter of Credit or change the basis of taxation of NACC or the LOC Issuer (other than a change in the rate of tax based on the overall net income of NACC or the LOC Issuer), or

(iii) impose any condition upon or cause in any manner the addition of any supplement to or increase of any kind to NACC's or the LOC Issuer's capital or cost base for issuing, maintaining or participating in the Letter of Credit that results in an increase in the capital requirement supporting the Letter of Credit, or

(iv) impose upon, modify, require, make or deem applicable to NACC or the LOC Issuer any capital requirement, increased capital requirement or similar requirement, such as the deeming of the Letter of Credit to be an asset held by NACC or the LOC Issuer for capital adequacy calculation or other purposes (including, without limitation, a request or requirement that affects the manner in which NACC or the LOC Issuer allocates capital resources to its commitments including its obligations hereunder or under the Letter of Credit), and the result of any events referred to in (i), (ii), (iii) or (iv) above shall be to increase the actual cost in any way to NACC or the LOC Issuer of issuing or maintaining the Letter of Credit or to reduce the amounts payable by KREG hereunder or reduce the rate of return on capital, as a consequence of the issuing or maintaining or participating in the Letter of Credit, to a level below that which NACC or the LOC Issuer could have achieved but for such events; then and in such event, KREG shall within ten (10) Business Days after written demand therefor by NACC (together with reasonable evidence of such costs and the events causing such costs to be incurred) immediately pay to NACC from time to time as specified by NACC all such additional amounts as shall be sufficient to compensate NACC and the LOC Issuer for all such increased actual costs and/or reduced payments and/or reduced rate of return together with interest at the Post-Default Rate on each such amount from the tenth (10th) Business Day after demand therefor to the date of payments, all as certified by NACC in said written notice to KREG. Such certification shall be conclusive and binding on the parties hereto, absent manifest error.

          Section 7.  PAYMENTS AND PREPAYMENTS.

          7.1 REPAYMENT OF DRAW OR SETTLEMENT LOAN. Subject to the prepayment provisions set forth in Section 7.4 hereof, KREG will pay to NACC an amount equal to the amount of the Draw or Settlement Loan (less amounts received by NACC pursuant to Section 2.4 hereof) (the "REPAYMENT AMOUNT") together with all interest, fees and charges due thereon, on the Maturity Date.

          7.2 INTEREST. After a Draw or the making of the Settlement Loan and prior to the Maturity Date, interest on the Repayment Amount shall be payable in arrears, on each Interest Payment Date, at the Effective Rate. Notwithstanding the foregoing, KREG will pay to NACC interest at the applicable Post-Default Rate on any principal of the Draw or Settlement Loan and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder or under the other Loan Documents, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof (or the date on which any applicable notice or cure period expires) to but excluding the date the same is paid in full.

          7.3  METHOD AND TERMS FOR PAYMENTS.

               (a) (i)   All payments made by KREG (other than those fees to be
paid pursuant to Sections 5 and/or 7.5 hereof) or otherwise in connection with the Loan Documents shall be made to NACC to its account with Mellon Bank Pittsburgh, ABA Number 04300261, Account Name: Nomura Asset Capital Corporation, Account Number: 091-0944, Reference: Koll Real Estate Group, in lawful money of the United States of America and in funds immediately available on or prior to 3:00 p.m. (New York City time) on the date such payment is due. Any such payments received after 3:00 p.m. (New York City time) on any day will be deemed to have been received on the next succeeding Business Day.

                   (ii) All payments of fees made by KREG pursuant to Sections 5 and/or 7.5 hereof shall be made to NACC to its account with Mellon Bank Pittsburgh, ABA Number 04300261, Account Name: NACC Clearance Account, Account
Number: 109-2525, Reference: Koll Real Estate Group, in lawful money of the United States of America and in funds immediately available on or prior to 3:00 p.m. (New York City time) on the date such payment is due.


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

Any such payments received after 3:00 p.m. (New York City time) on any day will be deemed to have been received on the next succeeding Business Day.

               (b) If any payment hereunder becomes due and payable on a day other than a Business Day, unless sooner paid such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

               (c) The Letter of Credit and Settlement Loan fees and interest payable hereunder shall be calculated on the basis of actual days elapsed for a year consisting of 360 days. Any change in the interest rate on any amounts remaining unpaid by KREG hereunder resulting from a change in LIBOR Base Rate shall become effective as of the opening of business on the day on which such change in LIBOR Base Rate shall become effective. In no event shall the amount of interest payable under this Agreement exceed the maximum amount permitted by applicable law.

               (d) Whenever a payment is due to NACC under this Agreement, KREG shall be deemed to have made such payment at the time such payment is received by NACC.

          7.4  MANDATORY PREPAYMENTS.   In the event that KREG or any of its
Affiliates elects to sell any portion of the Collateral Property in accordance with the Signal Guaranty or the Construction Loan Documents (which sales shall be referred to herein as "PERMITTED SALES"), then with respect to any Permitted Sale, eighty percent (80%) of all Net Cash Proceeds from such Permitted Sale (the "NACC SHARE") shall be paid to NACC at the closing of such Permitted Sale and applied as follows: (i) first, if a Draw has occurred or a Settlement Loan has been made hereunder NACC Share shall be paid to NACC at the closing of such sale and applied against the Repayment Amount, together with all interest, fees and charges due thereon, in such order and priority as NACC may determine in its sole and absolute discretion; (ii) then, the remaining balance of NACC Share shall be paid to NACC and applied against any and all amounts owing under the Construction Loan Documents, if any, in such order and priority as NACC may determine in its sole and absolute discretion, and (iii) then, any remaining balance of NACC Share shall be deposited into the KREG Securities Account and immediately invested in accordance with the terms of the Securities Account Agreement.

          7.5  OPTIONAL PREPAYMENTS.


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

               (a) KREG shall have the right to prepay the Repayment Amount at any time and from time to time, in whole or in part, provided that KREG shall give NACC prior written notice of each such prepayment (the "PREPAYMENT NOTICE"), which Prepayment Notice shall (i) state the amount of the Repayment Amount to be prepaid (which shall be an amount not less than $1,000,000) and the date of the prepayment (which shall be an Interest Payment Date) and (ii) be irrevocable and effective only if received by NACC not later than 3:00 p.m. New York time at least ten (10) Business Days prior to the prepayment date
designated in the Prepayment Notice.   Except with respect to any mandatory
prepayment made pursuant to Section 7.4 hereof, in connection with any prepayment of a Draw or Settlement Loan, KREG shall pay to NACC a prepayment fee equal to two percent (2%) of the prepayment amount and any expenses payable under Section 8.3 hereof.

               (b) Notwithstanding anything to the contrary herein, in the event that the amount to be paid to the Beneficiary pursuant to a Draw on the Letter of Credit hereunder is paid to the Beneficiary by a party other than NACC prior to the payment on such Draw by the LOC Issuer, then (i) notwithstanding anything to the contrary herein or in the Letter of Credit, the Letter of Credit shall immediately terminate and (ii) upon such payment to the Beneficiary, KREG shall pay to NACC a prepayment fee equal to two percent (2%) of the Stated Amount.

          Section 8.  LIBOR BORROWINGS AND ILLEGALITY.

          8.1 LIMITATIONS ON LIBOR BORROWINGS. Notwithstanding anything herein to the contrary, if, on or prior to any determination of the LIBOR Base Rate hereunder, NACC determines (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of "LIBOR Base Rate" in Section 1.1 hereof are not available, then the applicable rate shall be the rate per annum which NACC reasonably determines to be either
(i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/32%) of the United States dollar lending rates for a one (1) month period that leading New York City banks selected by NACC are quoting, on the relevant determination date, to the principal London offices of at least two of the following banks: Bank of Tokyo Ltd., Barclay's Bank plc, National Westminster Bank plc and Bankers Trust Company or (ii) if NACC cannot determine such arithmetic mean, the lowest United States dollar lending rate for a one (1) month period that leading New York


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

City banks selected by NACC are quoting on such determination date to leading European banks.

          8.2 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for NACC to honor its obligation to make or maintain the Settlement Loan or loan pertaining to any Draw under the Letter of Credit, then NACC shall promptly notify KREG thereof and NACC's obligation to fund the Settlement Loan or any Draw shall be suspended until such time as NACC may again make and maintain such loans; provided, however, that if such illegality is based upon NACC's inability to fund or maintain LIBOR based loans, then the Effective Rate shall be the Prime Rate plus 200 Basis Points for so long as NACC is prevented from funding or maintaining LIBOR based loans.

          8.3 COMPENSATION. KREG shall pay to NACC, upon the request of NACC, such amount or amounts as shall be sufficient (in the reasonable opinion of NACC) to compensate it (and any assignee or participant) for any loss, cost or expense which NACC reasonably determines are attributable to LIBOR breakage costs resulting from any payment or prepayment of any amounts due hereunder for any reason (including, without limitation, a prepayment resulting from the acceleration of the such amounts pursuant to Section 15 hereof) on a date other than an Interest Payment Date.

          Section 9.  CLOSING CONDITIONS.

          9.1 DELIVERIES PRIOR TO THE CLOSING DATE. On or before the Closing Date, KREG shall have delivered to NACC each of the following:

               (a) CORPORATE ACTION. Certified copies of the charter and by-laws of KREG and Signal and all corporate action taken by KREG and Signal approving the Loan Documents and any and all future borrowings by KREG hereunder and all other Loan Documents to which KREG or Signal is a party (including, without limitation, a certificate setting forth the resolutions of the Boards of Directors of KREG and Signal adopted in respect of the transactions contemplated hereby).

               (b) INCUMBENCY. A certificate of KREG and Signal in respect of each of the officers (i) who is authorized to sign on its behalf this Agreement, the Note and all other Loan Documents to which KREG or Signal is a party and
(ii) who will, until replaced by another officer or officers duly authorized for


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

that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Loan Documents and the transactions contemplated thereby (and NACC may conclusively rely on such certificate until it receives notice in writing from KREG or Signal, as applicable, to the contrary).

               (c) REIMBURSEMENT GUARANTIES. The Reimbursement Guaranties, duly executed and delivered by the Guarantors.

               (d) SECURITY DOCUMENTS AND DELIVERIES. All of the Security Documents, duly executed and delivered by KREG and Signal, as applicable, together with all of the documents, instruments and certificates to be delivered to NACC pursuant to the Security Documents on or before the Closing Date, including, without limitation, the deposit of $7,500,000 into the KREG Securities Account in accordance with the terms of the Securities Account Agreement.

               (e) FINANCIALS. A certificate of a senior officer of KREG attaching thereto financial statements of KREG together with a certificate of such senior officer to the effect that such information is accurate to the best knowledge of KREG and such senior officer.

               (f) OPINION OF COUNSEL TO KREG AND THE GUARANTORS. An opinion of counsel(s) to KREG and the Guarantors with respect to (i) the enforceability of the Loan Documents against KREG and the Guarantors, as applicable, and (ii) such other matters as NACC may reasonably request and otherwise in form and substance and from counsel reasonably satisfactory to NACC.

               (g) INSURANCE. Certificates of insurance evidencing the existence of all insurance required to be maintained by KREG and its Affiliates pursuant to the Loan Documents and the designation of NACC as the loss payee thereunder to the extent required by the Loan Documents, such certificates to be in such form and contain such information as is specified in the Loan Documents.

               (h) ENVIRONMENTAL AUDIT. Evidence reasonably satisfactory to NACC that, except as otherwise disclosed to NACC in writing in the Bolsa Chica environmental impact report or the surface use agreement prior to the Closing Date and except for Excluded Hazardous Materials, (a) there are no pending or threatened claims, suits, actions or proceedings arising out of or relating to the existence of any Hazardous Materials at, in, on or under any

Collateral Property or the Bolsa Chica Project, (b) each Collateral Property and the Bolsa Chica Project is in full compliance with all applicable Environmental Laws, (c) no Hazardous Materials exist at, in, on or under any Collateral Property or the Bolsa Chica Project, except in compliance with applicable Environmental Laws, (d) KREG and its Subsidiaries have complied (or has made arrangements to comply) with the recommendations of all environmental consultant(s) referred to in this subparagraph with respect to the Collateral Property, and (e) all Hazardous Materials have been removed from each proposed Collateral Property to the extent required by applicable law. Such evidence shall include, without limitation, (i) an updated environmental audit as to each of the Collateral Properties (which shall include, without limitation, Phase I environmental studies and, if recommended by the consultant who prepared the Phase I study and if NACC shall reasonably request, Phase II environmental studies), reasonably satisfactory, in form and substance, to NACC, conducted and certified by a qualified, independent environmental consultant licensed by the State of California, which reports shall include a statement that all required Environment-related approvals from all governmental and quasi-governmental authorities having jurisdiction with respect to the Collateral Properties, if any, have been obtained and (ii) such other environmental reports, inspections and investigations as NACC shall, in its reasonable discretion, require, prepared, in each instance, by engineers or other consultants reasonably satisfactory to NACC. All such audits, approvals, reports, inspections and investigations shall be paid for by KREG and shall be satisfactory, in form and substance, to NACC.

               (i) PROJECT BUDGETS. Project budgets and development schedules for each Collateral Property for the two-year period following the Closing Date, in form and substance reasonably satisfactory to NACC.

               (j) MATERIAL CONTRACTS. Certified copies of all material contracts and agreements (collectively, "MATERIAL CONTRACTS") that (i) relate to a Collateral Property, including, without limitation, all material construction and service contracts and management agreements covering or affecting each Collateral Property and all permits, approvals and licenses issued with respect to each Collateral Property, but excluding any contract, agreement, permit approval or license which may be terminated upon no more than thirty (30) days notice without penalty or payment or (ii) are required to be filed as an exhibit to KREG's periodic reports under or in accordance with the requirements of the Securities and Exchange Act of 1934, as amended, and specifically requested by NACC in writing prior to the Closing Date.

               (k) PROPERTY CONDITION REPORT. To the extent available, reports covering the geologic and soils condition of each Collateral Property, which reports shall have been prepared, in each instance, by an engineer or other professional reasonably satisfactory to NACC.

               (l) TAX ASSESSMENT. Evidence that each Collateral Property is assessed separate and apart from any other Property for local property tax and subdivision purposes.

               (m) OTHER DOCUMENTS. Such other documents relating to the transactions contemplated hereby as NACC or counsel to NACC may reasonably request.

               (n) FEES AND EXPENSES. Evidence (including, without limitation, payment instructions given by KREG) that (1) all fees and expenses payable to NACC or NSI hereunder, to the extent then due and payable, have been paid in full, and (2) all recording charges required to be paid in connection with the execution, delivery or recording of the Signal Security Documents as well as all title premiums and other title and survey charges have been paid in full.

          Section 10. CONDITIONS PRECEDENT TO ISSUANCE OF THE LETTER OF CREDIT AND THE MAKING OF THE SETTLEMENT LOAN.

          10.1 LETTER OF CREDIT DELIVERIES. On or before the Date of Issuance, KREG shall have delivered to NACC each of the following:

               (a) KREG CERTIFICATE. A certificate, executed by a duly authorized officer of KREG, dated as of the Date of Issuance, certifying the matters set forth in clauses (a) and (b) of Section 10.3 hereof.

               (b) CERTIFICATE REGARDING BOND AGREEMENT. A certificate, executed by a duly authorized officer of KREG, dated the Date of Issuance, to the effect that all of the conditions precedent to the issuance of the Bond under the Bond Agreement to be fulfilled by KREG shall have been fulfilled and that simultaneously with the issuance of the Letter of Credit by NACC, the Bond shall be duly authorized, executed and delivered in accordance with the Bond Agreement.

               (c) BOND AGREEMENT. The Bond Agreement substantially in the form of EXHIBIT E attached hereto, duly executed and delivered by KREG and the Beneficiary.

               (d) RE-AFFIRMATION OF REIMBURSEMENT GUARANTIES. A letter (in form and substance reasonably acceptable to NACC) addressed to NACC and executed by each of the Guarantors, pursuant to which each of the Guarantors reaffirms that the Reimbursement Guaranty executed by such Guarantor is in full force and effect and reaffirms and remakes all of its representations, warranties, covenants and waivers contained therein as of the Date of Issuance (except for representations and warranties expressly made or deemed to be made as of a specific date (which representations and warranties shall be expressly stated to be true and correct on and as of such specific date when made again on the Date of Issuance)).

               (e) GUARANTIES BY SUBSIDIARIES. A Guaranty (in substantially the form of the Reimbursement Guaranties) given by each direct Wholly-Owned Subsidiary which (i) is not then a Guarantor and (ii) has assets the fair value of which exceed its liabilities.

          10.2 SETTLEMENT LOAN DELIVERIES. On or before the date that the Settlement Loan is funded, KREG shall have delivered to NACC each of the following:

               (a) SETTLEMENT NOTE. The Settlement Note in the original principal amount of the Settlement Loan, executed by a duly authorized officer of KREG, dated as of the date of the making of the Settlement Loan.

               (b) SETTLEMENT AGREEMENT. A fully executed original Settlement Agreement.

               (c) KREG CERTIFICATE. A certificate, executed by a duly authorized officer of KREG, dated as of the Date of Issuance, certifying the matters set forth in clauses (a) and (b) of Section 10.3 hereof.

               (d) RE-AFFIRMATION OF REIMBURSEMENT GUARANTIES. A letter (in form and substance reasonably acceptable to NACC) addressed to NACC and executed by each of the Guarantors, pursuant to which each of the Guarantors reaffirms that the Reimbursement Guaranty executed by such Guarantor is in full force and effect and reaffirms and remakes all of its representations, warranties, cove-nants and waivers contained therein as of the Date of Issuance (except for representations and warranties expressly made or deemed to be made as of a specific date (which representations and warranties shall be expressly stated to be true and correct on and as of such specific date when made again on the Date of Issuance)).

               (e) GUARANTIES BY SUBSIDIARIES. A Guaranty (in substantially the form of the Reimbursement Guaranties) given by each direct Wholly-Owned Subsidiary which (i) is not then a Guarantor and (ii) has assets the fair value of which exceed its liabilities.

          10.3 OTHER CONDITIONS. In addition to the other conditions set forth herein, the obligation of NACC to cause the LOC Issuer to issue the Letter of Credit on the Date of Issuance or to make the Settlement Loan shall be subject to fulfillment of the following conditions precedent on or before the Date of Issuance or the date of the making of the Settlement Loan, as the case may be, in a manner reasonably satisfactory to NACC and its counsel:

               (a) NO DEFAULT. No Event of Default shall have occurred and be continuing under any of the Loan Documents and no default shall have occurred and be continuing with respect to Sections 15(a), (j), (k) and (l) hereof. In addition, no default shall have occurred and be continuing with respect to
Section 15(d) hereof to the extent that such default would have a material adverse effect on the financial condition of KREG or the Guarantors or the value of the Collateral.

               (b) REPRESENTATIONS. The representations and the warranties made by KREG in this Agreement or the other Loan Documents and made by the Guarantors in the Reimbursement Guaranties and the Security Documents shall be true and complete in all material respects on and as of the Date of Issuance with the same force and effect as if made on and as of such date.

               (c) ACCOMMODATION DOCUMENTS. KREG and the Guarantors shall have executed and delivered to NACC such documents and agreements and taken such action including, without limitation, executing such amendments or supplements to the Loan Documents, which in the reasonable discretion of NACC, are necessary or appropriate so that NACC shall not (as determined in the sole discretion of NACC) be required to qualify to do business in or obtain any licenses or authorization in any jurisdiction in which any Collateral Property is located.

               (d) OTHER LEGAL MATTERS. All other legal matters pertaining to the authorization, execution and delivery of the Loan Documents, and any other documents or instruments required to be delivered pursuant to or in connection herewith shall be reasonably satisfactory to NACC and its counsel.

               (e) NO ADVERSE CHANGE. No material adverse change (other than changes which may result from the Abex Tax Litigation or with respect to litigation or administrative proceedings challenging the Orange County Board of Supervisors Certification of the Environmental Impact Report and approval of the local coastal plan, each dated on or about December 14, 1994, shall have occurred in the condition (financial or otherwise) of KREG between the date of KREG's most recent 10-Q quarterly filing with the Securities and Exchange Commission and the Date of Issuance, and on or prior to the Date of Issuance no material transactions or obligations (not in the ordinary course of business) shall have been entered into by KREG or subsequent to the date of such quarterly filing. No material adverse change shall have occurred in the condition of the Collateral Properties from that set forth in the most recent appraisals and engineering reports delivered to NACC with respect thereto. Except for the Abex Tax Disputes, no Assessment including, without limitation, any Assessment resulting from the Henley Facilities Audit, has been made, filed, or otherwise assessed against KREG, any of its Affiliates, the Collateral, or any of the property, assets or revenues of KREG.

               (f) ESTABLISHMENT OF CONSTRUCTION FUNDS. Signal shall have (i) established with NACC or the City of Escondido and/or such other political subdivisions and utility authorities with jurisdiction over the Eagle Crest Project, one or more construction funds (collectively, the "CONSTRUCTION FUNDS") into which Signal shall have deposited $5,000,000 in the aggregate (in addition to any Initial Draw Proceeds to be deposited therein pursuant to the terms of the Construction Loan Agreement and such Construction Fund) and Signal shall have executed and delivered to NACC an Assignment of Construction Fund Accounts and Agreements with respect to each Construction Fund so established (other than with respect to any Construction Fund established with NACC); or (ii) shall have deposited such $5,000,000 into the Eagle Crest Securities Account pursuant to the terms of the Construction Loan Agreement and the Securities Account Agreement, in addition to any other amounts to be deposited therein pursuant to the terms hereof, or of the Construction Loan Agreement or the Securities Account Agreement.

               (g) OTHER ASSURANCES. NACC shall receive evidence reasonably satisfactory to NACC that all necessary action required to be taken in connection with the authorization, execution, issuance, delivery and performance of the Bond Agreement, the Loan Documents and any other documents and instruments required to be delivered pursuant to or in connection with the Bond Agreement, the Loan Documents or the transactions contemplated hereby or thereby, has been taken.

               (h) FEES AND EXPENSES. Evidence that (1) all reasonable fees and expenses payable to NACC or NSI hereunder, to the extent then due and payable, have been paid in full, and (2) all fees and charges required to be paid in connection with the Signal Security Documents and the Securities Accounts have been paid in full.

          10.4 REVIEW AND APPROVALS. Notwithstanding anything to the contrary contained in Sections 10.1, 10.2 or 10.3 hereof, to the extent that NACC shall have a right of approval with respect to any condition precedent to the issuance of the Letter of Credit, NACC shall not unreasonably withhold, condition or delay such approval. Upon receipt of a request from KREG pursuant to Section
2.1 hereof asking NACC to cause the issuance of the Letter of Credit, each of the parties shall act diligently to complete all deliveries and reviews as soon as possible so as to comply with all legal requirements relating to the time within which the Bond must be delivered to the applicable court.

          Section 11. REPRESENTATIONS AND WARRANTIES. In order to induce NACC to enter into this Agreement and to cause the LOC Issuer to issue the Letter of Credit provided for in this Agreement, KREG hereby represents and warrants, as of the date hereof and as of the Date of Issuance and as of the date that any Settlement Loan is funded, as follows:

          11.1 CORPORATE EXISTENCE. KREG (i) is a corporation that was duly organized and is validly existing under the laws of the jurisdiction of incorporation, (ii) has all the requisite corporate power and all material government licenses, authorizations, consents and approvals necessary to own its assets and carry on its businesses as it is now being conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted makes such qualification necessary, except where the failure of any of the foregoing would not have a material adverse effect on the value of the Collateral or the financial condition of KREG or the Guarantors.

          11.2  FINANCIAL STATEMENTS.

               (a) All financial data with respect to KREG, the Guarantors, or the Collateral heretofore delivered to NACC in writing is true, complete and correct in all material respects and accurately represents the financial condition of the Persons covered thereby in all material respects and the Collateral as of the date set forth therein. There has been no material adverse change in the financial condition of KREG or the value of the Collateral since
the date of such data.   To the knowledge of KREG, after due inquiry, neither
KREG nor any of its Subsidiaries has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data or not otherwise disclosed to NACC in writing prior to the Closing Date, which might materially adversely affect its financial condition or the value of the Collateral.

               (b) The line item on the Signal Financial Statement designated as $89,422,000 for "Other liabilities" for the nine month period ending on September 30, 1994 includes approximately $1,000,000 of pension and litigation reserves and approximately $88,422,000 of deferred tax liabilities (the "DEFERRED TAX AMOUNT"), which deferred tax amount represents deferred income taxes which will become due only upon the entitlement and sale of the Bolsa Chica Project, based on the difference between Signal's tax basis in such property and its financial statement basis for such property. No portion of the Deferred Tax Amount shall be due or owing prior to a sale of all or any portion of the Bolsa Chica Project with respect to which the sale price exceeds Signal's tax basis for the property so sold. Upon the consummation of any such sale, Signal's tax liability in connection with such sale shall not exceed Signal's effective tax rate multiplied by the amount by which the sale price of the property sold exceeds Signal's tax basis in such property.

          11.3 MATERIAL LITIGATION. Except as set forth on EXHIBIT F attached hereto, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of KREG) threatened against KREG or any of the Collateral which, if adversely determined, could have a material adverse effect on the financial condition of KREG or the Guarantors or a material adverse effect on the value of the Collateral. The November 8, 1994 letter from Joseph Thomas at Brobeck, Phleger & Harrison to Rand April at Skadden, Arps, Slate, Meagher & Flom and the November 16, 1994 letter from Raymond Pacini at KREG to Allan Mutchnik at

Skadden, Arps, Slate, Meagher & Flom, and each of the attachments thereto, contain a true and reasonable assessment of KREG's liability with respect to the Abex Tax Litigation.

          11.4 NO BREACH. None of the execution and delivery of this Agreement or any other Loan Document to which KREG is a party, the consummation of the transactions herein and therein contemplated and compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent (except such consents as have been obtained) under the charter or by-laws of KREG, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which KREG is a party or by which it is bound or is subject, or constitute a default under any such agreement or instrument, or (except for the Liens arising under the Security Documents) result in the creation or imposition of any Lien upon any of the revenues or assets of KREG or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

          11.5 CORPORATE ACTION. KREG has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which KREG is a party; and the execution, delivery and performance by KREG of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of KREG.

          11.6 APPROVALS. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by KREG of this Agreement and the other Loan Documents to which it is a party or for the validity or enforceability thereof, except to the extent that the failure to obtain or to make such authorizations, approvals, consents, filings or registrations would not have a material adverse effect on KREG's financial condition or the value of the Collateral.

          11.7 MARGIN STOCK. KREG is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock and no part of the proceeds of any Draw will be used to buy or carry any margin stock.

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

          11.8 ERISA. The Guarantors, KREG and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

          11.9 TAXES. KREG and each of its Affiliates have filed all United States Federal income tax returns and all other material tax returns which are required to be filed (and, where KREG or any of its Affiliates has been a member of a consolidated group, the parent of such consolidated group has filed all such returns) and all such returns are true, complete and correct in all material respects. All Taxes due pursuant to such returns or pursuant to any assessment have been paid, except as disclosed to NACC in writing prior to the Closing Date, the Date of Issuance, or the date of any disbursement of the Settlement Loan. The charges, accruals and reserves on the books of KREG and each of its Affiliates in respect of Taxes are, in the opinion of KREG, adequate. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against KREG, or any its Affiliates, or the Collateral, or against any other Person to whom KREG or its Affiliates may have an indemnification, reimbursement, contribution or similar obligation, except as disclosed to NACC in writing prior to the Closing Date, the Date of Issuance, or the date of any disbursement of the Settlement Loan. KREG has disclosed to NACC that it is under audit by the IRS for the 1989 tax year (hereinafter referred to as the "HENLEY FACILITIES AUDIT"). KREG shall diligently contest any Assessment or proposed Assessment arising out of or relating to the Henley Facilities Audit. KREG shall retain independent counsel, reasonably acceptable to NACC (and Brobeck, Phleger & Harrison is hereby deemed acceptable by NACC), to represent it in connection with the Henley Facilities Audit and KREG has the right of approval with respect to any agreement, resolution, stipulation, or other settlement with respect to the Henley Facilities Audit. The Lien of the Mortgage and the Lien of the Security Documents securing the Reimbursement Obligations shall have priority over any tax lien levied by the IRS in connection with any Assessment, including any Assessment resulting from the Henley Facilities Audit.

          11.10 INVESTMENT COMPANY ACT. KREG is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.


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

          11.11 CAPITALIZATION. Except for (i) KREG's Series A Convertible Redeemable Preferred Stock, (ii) options issuable or exercisable under KREG's 1993 Stock Option / Stock Issuance Plan and all predecessor plans exercisable in the aggregate for 15,000,000 shares of Class A Common Stock and Series A Convertible Preferred Stock and (iii) warrants issued to Kathryn G. Thompson and
J. Harold Street exercisable in the aggregate for 2,000,000 shares of Class A Common Stock, KREG does not have outstanding any other capital stock or securities convertible into or exchangeable for capital stock of KREG nor any right to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, capital stock of KREG or any securities convertible into or exchangeable for capital stock of KREG. Upon maturity in accordance with the terms of the Indentures governing KREG's 12% Senior Subordinated Pay-In-Kind Debentures Due March 15, 2002, and KREG's 12% Subordinated Pay-In-Kind Debentures Due March 15, 2002 (collectively, the "SUBORDINATED DEBENTURES"), the Subordinated Debentures are payable at the option of KREG in shares of Class A Common Stock. The Subordinated Debentures are in all respects subject and subordinate to the Loan Documents and the Construction Loan Documents, to the Liens created hereby and thereby, to the payment obligations hereunder and thereunder, and the Indebtedness arising under the Loan Documents and the Construction Loan Documents constitutes "Senior Debt" and "Senior Indebtedness" under the Subordinated Indentures.

          11.12 EMPLOYEES. KREG has no employees other than its corporate officers.

          11.13  SOLVENCY.

               (a) None of the transactions contemplated by the Loan Documents will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of KREG and KREG will not be rendered insolvent by such transactions or will have received fair and reasonably equivalent value in good faith for the grant of the Liens created by the Security Documents. KREG is able to pay its debts as they become due, including contingent obligations reasonably likely to become due.

               (b) The fair value of KREG's assets exceeds and, immediately following the funding of the Loan and the consummation of the other transactions contemplated to take place simultaneously therewith, will exceed, KREG's


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

liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair value of KREG's assets is and, immediately following the funding of the Loan, will be greater than KREG's liabilities, including, without limitation, the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. KREG's assets do not and, immediately following the funding of the Loan and the consummation of the other transactions contemplated to take place simultaneously therewith, will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. KREG does not intend to, and believes that it will not, incur debts and liabilities (including, without limitation, contingent liabilities) beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by KREG and the amounts to be payable on or in respect of obligations of KREG).

          11.14 INSURANCE. KREG will keep insured by financially reputable insurers all property of a character usually insured by parties engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such parties and carry such other insurance as is usually carried by such parties.

          11.15 CONTRACTS. KREG has delivered to NACC a schedule and description of each Material Contract (including all amendments thereto) to which KREG, the Guarantors or any other Subsidiary of KREG (other than the KGT Affiliates) is a party and the information set forth in such schedule is correct and complete in all material respects as of the date thereof. A correct and complete copy of each such Material Contract (including all such amendments) has been provided to NACC and each such Material Contract is unmodified and in full force and effect and neither KREG nor, to KREG's knowledge, any other party to any Material Contract is in default (or with the giving of notice or the passage of any applicable cure period would be in default) thereunder (other than any defaults which, if uncured, would not have a material adverse effect on the value of the applicable Collateral and KREG has no knowledge of the existence of any other such material agreements with respect to any of the Collateral Properties or the Bolsa Chica Project.

          11.16  EXEMPT SUBSIDIARIES.  Each of the Exempt Subsidiaries either
(i) has no assets or (ii) has liabilities which exceed the fair value of its assets.


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

          11.17 KREG CONSOLIDATED TAX GROUP. Signal and SBC are both members of the KREG Consolidated Tax Group, and pursuant to the terms of the Tax Sharing Agreements and Section 1.1502-6(a) of the Federal Income Tax Regulations, Signal and SBC are each severally liable for the Federal income tax liability of the KREG Consolidated Tax Group for the 1988 and 1989 tax years, including, without limitation, for those Taxes which are the subject of the Abex Tax Disputes, and Signal and SBC will each derive substantial benefit from NACC's agreement to cause the issuance of the Letter of Credit and to make the Settlement Loan.

          11.18 OBLIGATORY DISBURSEMENT AGREEMENT. This Agreement constitutes an obligatory disbursement agreement under Section 6323(c)(3) of the Code.

          11.19 FULL DISCLOSURE. To the best knowledge of KREG, no information contained in this Agreement, the other Loan Documents, the financial statements, the appraisals or any written statement furnished by or on behalf of KREG which has previously been delivered to NACC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which made.

          Section 12. AFFIRMATIVE COVENANTS OF KREG. KREG agrees that so long as any of the Loan Documents are in effect and until all Reimbursement Obligations shall have been paid in full, KREG shall do the following:

          12.1 FINANCIAL STATEMENTS. KREG shall deliver or cause to be delivered to NACC:

               (a) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of KREG, unaudited consolidated and consolidating statements of income, retained earnings and changes in financial position of KREG for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of KREG, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations, as the case may be, of KREG in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

               (b) as soon as available and in any event within 105 days after the end of each fiscal year of KREG, consolidated and consolidating statements of income, retained earnings and changes in financial position of KREG for such year and the related consolidated and consolidating balance sheets as at the end of such year, setting forth (after 1994) in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated and consolidating financial condition and results of operations of KREG as at the end of, and for, such fiscal year;

               (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which KREG or the Guarantors shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

               (d) promptly upon the mailing thereof to the stockholders of KREG, copies of all financial statements, reports and proxy statements so mailed, if any;

               (e) as soon as possible, and in any event within ten days after KREG knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of KREG setting forth details respecting such event or condition and the action, if any, which the Guarantors, KREG or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Guarantors, KREG or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Sec-tion 412 of the Code or section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

(ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Guarantors, KREG or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal by the Guarantors, KREG or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by the Guarantors, KREG or any affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Guarantors, KREG or any ERISA Affiliate to enforce
       Section 515 of ERISA, which proceeding is not dismissed within 30 days;

               (f) promptly after KREG knows that any Default has occurred, a written notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that KREG has taken and proposes to take with respect thereto; and

               (g) from time to time such other information regarding the business, affairs or financial condition of the Guarantors, KREG or any of their respective Affiliates (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) and such additional statements, reports, projections, budget and other information regarding the Collateral as NACC may reasonably request.

KREG will furnish to NACC, at the time it furnishes each set of financial statements pursuant to paragraphs (a) or (b) above, a certificate of a senior financial officer of KREG to the effect that no default has occurred and is continuing (or, if any default has occurred and is continuing, describing the same in reasonable detail and describing the action that KREG has taken and proposes to take with respect thereto).

          12.2 NET WORTH. KREG shall at all times maintain a net worth of no less than Seventy Million Dollars ($70,000,000) (the "Minimum Net Worth Amount"). As used herein the "net worth" of KREG shall be calculated by subtracting the amount of any and all liabilities of KREG, whether direct or indirect, including, without limitation, any unliquidated, disputed and contingent liabilities, from the book value (as set forth in KREG's Financial Statements) of those assets held directly or indirectly by KREG; provided, however, that any and all interest of KREG in SBC and the Bolsa Chica Project, together with related deferred taxes, and liabilities related to the Subordinated Debentures, shall be excluded from the calculation of KREG's assets and liabilities for purposes of calculating the Minimum Net Worth Amount.

          12.3 LITIGATION, ETC. KREG will promptly give to NACC notice of (a) all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceeding affecting KREG or the Collateral except proceedings which, if adversely determined, would not have a material adverse effect on the financial condition of KREG or the value of any of the Collateral and (b) any written proposal known to KREG by any public authority to acquire all or any portion of the Collateral.

          12.4 CORPORATE EXISTENCE, ETC. KREG will (i) preserve and maintain its corporate existence and all of its material rights, privileges and franchises; comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would materially and adversely affect the financial condition, operations, business or prospects taken as a whole of KREG,
(ii) except as disclosed in writing to NACC prior to the Closing Date or contested in good faith with adequate reserves therefor, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto; and (iii) maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and permit representatives of NACC, during normal business hours and upon reasonable prior notice, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its



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

business and affairs with its officers, all to the extent reasonably requested by NACC.

          12.5 INSURANCE. KREG will keep insured by financially sound and reputable insurers all property of a character usually insured by parties engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such parties and carry such other insurance as is usually carried by such parties and as required in accordance with the terms of the Loan Documents.

          12.6  EAGLE CREST INFRASTRUCTURE COSTS.

               (a) In order to provide funds for Eagle Crest Project infrastructure costs in excess of $10,000,000, KREG shall, or shall cause Signal to, deposit an aggregate amount of $2,000,000 (the "ADDITIONAL CONSTRUCTION DEPOSIT AMOUNT") into the Construction Funds; provided, however, that until the applicable Construction Fund has been established, KREG shall, or shall cause Signal to, deposit (in accordance with subsection (b) below) the Additional Construction Deposit Amount directly into the Eagle Crest Securities Account. Notwithstanding the foregoing, in the event that the cost of the Eagle Crest Project infrastructure is reasonably expected by KREG and/or Signal to exceed $12,000,000, then KREG shall, or shall cause Signal to, promptly (but in no event prior to such time as KREG would be required to deposit the Additional Construction Deposit Amount pursuant to subsection (b) below) deposit funds equal to such excess into the applicable Construction Fund (or the Eagle Crest Securities Account if such Construction Fund has not then been established) and such excess amounts shall be treated as "Additional Construction Deposit Amounts" hereunder and under the Securities Account Agreement.

               (b) On or before the earliest to occur of (i) the date on which funds in excess of the Initial Draw Proceeds of $5,000,000 and the additional $5,000,000 deposited in the Construction Funds by KREG and/or Signal pursuant to this Agreement or the Construction Loan Agreement are needed to pay for Eagle Crest Project infrastructure costs or (ii) the date on which a re-Draw is funded pursuant to Section 6.2(g) of the Construction Loan Agreement or (iii) January 30, 1996, KREG shall, or shall cause Signal to, deposit into the applicable Construction Fund, if then established, or, if not, the Eagle Crest Securities Account, the Additional Construction Deposit Amount, which amount shall be disbursed from such fund or account in accordance with the terms of the agreements governing such fund or account.

          12.7 GUARANTIES BY EXEMPT SUBSIDIARIES. In the event that at any time prior to the Maturity Date a direct Wholly-Owned Subsidiary of KREG (i) is not then a Guarantor and (ii) has assets the fair value of which exceed its liabilities, KREG shall promptly cause such first tier subsidiary to execute and deliver to NACC a Guaranty (in substantially the form of the Reimbursement Guaranties).

          12.8 BOLSA CHICA PROJECT MORTGAGE. From and after July 1, 1996, unless the Henley Facilities Audit has been satisfactorily resolved, and provided that at least an aggregate principal amount of $10,000,000 of principal amount is then outstanding under the Loan Documents and/or the Construction Loan Documents (inclusive of the Stated Amount in the event that the Letter of Credit is then in existence), and in recognition of the substantial benefit which SBC receives from the agreement of NACC to cause the issuance of the Letter of Credit and to make the Settlement Loan, NACC may direct KREG to cause SBC to deliver to NACC a deed of trust for the Bolsa Chica Project (the "BOLSA CHICA MORTGAGE").

               (a) DUE DILIGENCE. In the event that NACC elects to obtain the Bolsa Chica Mortgage, then KREG shall cause SBC to:

               (b) PRELIMINARY TITLE REPORT. SBC shall cause the Title Company to deliver to NACC a preliminary title report (the "PTR") issued by the Title Company, together with legible copies of all documents referenced therein.

               (c) ENVIRONMENTAL AUDIT. SBC shall deliver to NACC (i) an updated environmental audit as to the Bolsa Chica Project (which shall include, without limitation, Phase I environmental studies and, if recommended by the consultant who prepared the Phase I study and if NACC shall reasonably request, Phase II environmental studies), reasonably satisfactory, in form and substance, to NACC, conducted and certified by a qualified, independent environmental consultant licensed by the State of California, which reports shall include a statement that all required Environment-related approvals from all governmental and quasi-governmental authorities having jurisdiction with respect to the Bolsa Chica Project, if any, have been obtained and (ii) such other environmental reports, inspections and investigations as NACC shall, in its reasonable discretion, require, prepared, in each instance, by engineers or other consultants reasonably satisfactory to NACC. All such audits, approvals, reports, inspections and investigations shall be paid for by SBC and/or KREG and shall be reasonably satisfactory, in form and substance, to NACC.

               (d) DUE DILIGENCE REVIEW. NACC shall conduct its due diligence review with respect to the Bolsa Chica Project, which review may include, without limitation, a review of the PTR, surveys, leases, service contracts, options, entitlements, existing approvals, environmental impact reports, financial and operating statements, engineering and geological reports, environmental assessments, plans and specifications, market and feasibility studies and all other items relating to the Bolsa Chica Project which NACC and its agents and representatives deem reasonably necessary to review in connection with obtaining a Lien upon the Bolsa Chica Project. At all reasonable times during the period of such due diligence, NACC, its agents and representatives shall be entitled to (i) enter onto the Bolsa Chica Project (accompanied, at SBC's option, by a representative of SBC) on reasonable notice to SBC to perform inspections and tests of the Bolsa Chica Project and (ii) examine and copy any and all plans, specifications, books and records maintained by SBC or its agents relating to the Bolsa Chica Project for the three most recent full calendar years and the current calendar year.

               (e) COSTS AND EXPENSES. KREG and SBC shall pay any and all reasonable costs and expenses, including, without limitation, all reasonable attorneys' fees, charges and disbursements and reasonable consultants' fees, charges and disbursements arising or incurred in connection with NACC's due diligence on the Bolsa Chica Project, regardless of any satisfactory resolution of the Henley Facilities Audit prior to the time that the Bolsa Chica Mortgage is (or would be) delivered.

               (f) DELIVERIES. From and after September 1, 1996, unless the Henley Facilities Audit has been satisfactorily resolved, NACC may direct SBC to execute and deliver to the Trustee for the benefit of NACC, the Bolsa Chica Mortgage. In connection with the delivery of the Bolsa Chica Mortgage, SBC shall additionally deliver to NACC the following:

               (g) FINANCIALS. A certificate of a senior officer of SBC attaching thereto financial statements of SBC, together with a certificate of such senior officer to the effect that such information is accurate to the best knowledge of SBC and such senior officer.

               (h) CORPORATE ACTION. Certified copies of the charter and by-laws of SBC and all corporate action taken by SBC in approving the Bolsa Chica Mortgage, then Loan Documents and any and all future borrowings by KREG hereunder (including, without limitation, a certificate setting forth the resolutions of the Boards of Directors of SBC adopted in respect of the transactions contemplated hereby).

               (i) INCUMBENCY. A certificate of SBC in respect of each of the officers (i) who is authorized to sign on its behalf the Bolsa Chica Mortgage and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Bolsa Chica Mortgage (and NACC may conclusively rely on such certificate until it receives notice in writing from KREG to the contrary).

               (j) SECURED GUARANTY. A secured guaranty, duly executed and delivered by SBC, in substantially the form of the Signal Guaranty, guarantying KREG's Reimbursement Obligations.

               (k) OPINION OF COUNSEL TO SBC. An opinion of counsel(s) to SBC with respect to (i) the enforceability of the Bolsa Chica Mortgage and (ii) such other matters as NACC may reasonably request and otherwise in form and substance and from counsel reasonably satisfactory to NACC.

               (l) BOLSA CHICA MORTGAGE. A duly executed, acknowledged and recorded first priority deed of trust in substantially the form of the Mortgages, which shall constitute a valid first mortgage lien on the fee simple title to the Bolsa Chica Project and which shall secure all of the Reimbursement Obligations, subject only to the liens shown on the Bolsa Chica Owner's Title Policy, Permitted Exceptions, and such defects, liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as shall be reasonably approved by NACC.

               (m) TITLE INSURANCE. A policy or policies of title insurance (collectively, the "BOLSA CHICA TITLE POLICIES"), each on forms of and issued by the Title Companies, showing fee simple title vested in SBC and insuring the first priority of the Liens created under the Bolsa Chica Mortgage in an amount equal to not less than the Maximum Loan Amount, subject only to the liens shown on the Bolsa Chica Owner's Title Policy, Permitted Exceptions, and such defects, liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as are reasonably satisfactory to NACC. Such Bolsa Chica Title Policies shall also contain such endorsements and affirmative insurance provisions as NACC may reasonably require, including, but not limited to, a tie-in endorsement with respect to the Collateral Properties. In addition, KREG shall have paid (or caused to be paid) to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such Title Policies and an amount equal to the recording fees payable in connection with recording the Mortgages in the appropriate county land offices.

               (n) INSURANCE. Certificates of insurance evidencing the existence of all insurance required to be maintained by SBC pursuant to the Loan Documents and the designation of NACC as the loss payee thereunder to the extent required by the Loan Documents, such certificates to be in such form and contain such information as is specified in the Loan Documents.

               (o) UCC FINANCING STATEMENTS. UCC-1 financing statements (in form and substance reasonably acceptable to NACC), or amendments thereto, if applicable, covering fixtures and personal property owned by SBC, and affixed to, or used in connection with, the Bolsa Chica Project, in each case appropriately completed and duly executed, acknowledged and filed in the appropriate land offices.

               (p) PROJECT BUDGETS. Project budgets and development schedules for the Bolsa Chica Project for the eighteen (18) month period following the date that the Bolsa Chica Mortgage is recorded, in form and substance reasonably satisfactory to NACC.

               (q) SEARCHES. Copies of the UCC filing searches, tax lien searches, judgment, real estate tax searches and municipal department searches setting forth any and all building violations (if available) conducted in respect of SBC in all relevant jurisdictions and in Orange County, California demonstrating, as of a date not more than thirty (30) days prior to the recordation of the Bolsa Chica Mortgage, the existence of no other financing statements with respect to SBC or the Bolsa Chica Project.

               (r) MATERIAL CONTRACTS. Certified copies of all material contracts and agreements (collectively, "BOLSA CHICA MATERIAL CONTRACTS") relating to SBC or the Bolsa Chica Project, including, without limitation, all material con-struction and service contracts and management agreements covering or affecting SBC or the Bolsa Chica Project and all permits, approvals and licenses issued with respect to SBC or the Bolsa Chica Project, but specifically not including any contract, agreement, permit, approval or license which may be terminated upon no more than thirty (30) days notice without penalty or payment.

               (s) PROPERTY CONDITION REPORTS. To the extent available, reports covering the geologic and soils condition of the Bolsa Chica Project, which reports shall have been prepared, in each instance, by an engineer or other professional reasonably satisfactory to NACC.

               (t) FEES AND EXPENSES. Evidence that (1) all fees and expenses payable to NACC, including, without limitation, the fees and expenses referred to in Section 13.3 hereof, to the extent then due and payable, have been paid in full, and (2) all filing or recording charges required to be paid in connection with the execution, delivery or recording of the Bolsa Chica Mortgage as well as all title premiums and other title charges have been paid in full.

          Section 13. NEGATIVE COVENANTS OF KREG. Except as permitted by the Loan Documents or the Construction Loan Documents or necessary to consummate the transactions permitted thereby, KREG agrees that so long as this Agreement is in effect or the Letter of Credit is outstanding and until all Reimbursement Obligations shall have been paid in full:

          13.1  PROHIBITION AGAINST FUNDAMENTAL CHANGES.

               (a) Except as otherwise expressly permitted hereunder or under the other Loan Documents or Construction Loan Documents, neither KREG nor any of its Subsidiaries (other than the KGT Affiliates) will enter into any transaction of sale, transfer, merger or consolidation or amalgamation of its ownership interests, or (except with respect to the Exempt Subsidiaries) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

               (b) Neither KREG nor it Subsidiaries (other than the KGT Affiliates) will acquire any business or assets from, or capital stock of, or be a party to any acquisition of, any Person except for (a) purchases of non-real property inventory and other assets to be used in the ordinary course of business, (b) Investments permitted under the Securities Account Agreement, and
(c) purchases of real property or companies involved in the development, entitlement or construction of residential housing or commercial projects ("ASSET PURCHASES"), provided, however, that such Asset Purchases shall be made through special purpose Subsidiaries and shall not exceed $2,500,000 per year in the aggregate (inclusive of all Quick Flip Transaction deposits and acquisitions as hereinafter described).

               (c) Subject to Signal's right to effect Permitted Sales in accordance with the Construction Loan Agreement, neither KREG nor any of its Subsidiaries (other than the KGT Affiliates) will engage in any Asset Sales, in one transaction or a series of transactions, whether to Affiliates of KREG or otherwise; provided, however, that KREG or its Subsidiaries may engage in Asset Sales with respect to (i) any non-real property inventory or other assets sold or disposed of in the ordinary course of business; (ii) obsolete or worn-out property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by KREG or its Subsidiaries shall not have a fair market value in excess of $50,000 in aggregate; (iii) the Wentworth Project; (iv) Quick Flip Transactions; and (v) any other assets (other than the Collateral or the Bolsa Chica Project) having an aggregate value of $2,500,000 or less per year as to any one transaction or series of transactions.

               (d) Notwithstanding anything to the contrary in this Section 13.1, KREG or any of its Subsidiaries shall have the right to (i) enter into agreements to purchase real property with the intent to sell such property to an unaffiliated third party concurrently with the closing of such purchase (any such transaction being referred to herein as a "QUICK FLIP TRANSACTION") and
(ii) close such Quick Flip Transactions, provided that (1) immediately after the execution of the purchase agreement for such Quick Flip Transaction and prior to the closing of any such Quick Flip Transaction, the aggregate dollar amount of Asset Purchases for the then current year (inclusive of all amounts deposited by KREG or its Subsidiaries with the sellers in all then pending Quick Flip Transactions) does not exceed $2,500,000 per year and (2) where KREG or its Subsidiary is forced to acquire the subject Property because the sale to the unaffiliated third party fails to close concurrently with the acquisition, the aggregate dollar amount of Asset Purchases for the then current year (inclusive of the purchase price for such Property together with all amounts deposited by KREG or its Subsidiary with the sellers in then pending Quick Flip Transactions) does not exceed $2,500,000 per year. To the extent that KREG or its Subsidiary is able to sell a Property in the same year that it acquired such Property pursuant to a failed Quick Flip Transaction, then, for the purpose of determining the dollar cap applicable to Asset Purchases in such year


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

pursuant to this Section 13.1, the aggregate dollar amount of Asset Purchases for such year shall be reduced by the sale price of such Property.

               (e) Notwithstanding anything to the contrary herein or in the Loan Documents or Construction Loan Documents, in the event that KREG fails to obtain any forecast entitlements or approvals or satisfy any development targets or cash flow forecasts with respect to the Collateral Properties, all as set forth and projected on EXHIBIT C hereto, then eighty percent (80%) of the Net Cash Proceeds from any and all Asset Sales of KREG and each of its Subsidiaries (other than with respect to the Wentworth Project or Property owned by any KGT Affiliate) shall be invested in the KREG Securities Account.

          13.2 LIMITATION ON LIENS. Neither KREG nor any of its Subsidiaries shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except the following Liens (referred to herein as "PERMITTED EXCEPTIONS"):

               (a) Liens imposed by any governmental authority for taxes, assessments or charges not yet delinquent; provided, however that in no event shall any Assessment or tax lien in connection with the Henley Facilities Audit be a Permitted Exception;

               (b) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

               (c) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of KREG in any material respect;


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

               (e) Liens that encumber the Property of any KGT Affiliate, which are necessary or desirable to market and develop such Property;

               (f) Liens that encumber the Wentworth Project and that are necessary or desirable to market and develop the Wentworth Project;

               (g) Liens that are necessary to secure the Future Approvals for the Collateral Properties or the Bolsa Chica Project, provided that such Liens
(i) do not secure any Indebtedness (except to the extent that (1) such Liens and the related Indebtedness relate solely to the implementation of wetlands restoration at the Bolsa Chica Project as set forth in the Bolsa Chica Environmental Impact Report and only encumber portions of the Bolsa Chica Project which constitutes wetlands or (2) such Lien and related Indebtedness relate solely to public infrastructure financing (such as special assessment district, Mello-Roos district or community facilities district financing) that are utilized to construct or install public infrastructure or facilities that are required as a condition of approval of the entitlements for either of the Collateral Properties or the Bolsa Chica Project and only encumber portions of the Collateral Properties or the Bolsa Chica Project upon which such Infrastructure or facilities shall be constructed or benefited by such construction), and (ii) do not, individually or in the aggregate, have a material adverse effect on the value of the property which they are to encumber, and (iii) are approved by NACC (but only to the extent that they are to encumber a Collateral Property), which approval shall not be unreasonably withheld, or conditioned, or delayed;

               (h) Liens arising under the Loan Documents or under the Construction Loan Documents;

               (i) Liens on equipment for Indebtedness incurred in accordance with Sections 13.3(c) or 13.3(h);

               (j) any other Liens approved by NACC in writing (which approval may be withheld in NACC's sole discretion); and

               (k) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property).


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

          13.3 INDEBTEDNESS. Neither KREG nor any of its Subsidiaries shall incur or suffer to exist any Indebtedness except:

               (a) Indebtedness to NACC under the Loan Documents and the Construction Loan Documents;

               (b) unsecured Indebtedness consisting of trade accounts payable (other than for borrowed money) incurred in the ordinary course of KREG's business which (i) are payable within 90 days of the date on which the invoice for such goods or services is delivered or (ii) to the extent not payable within 90 days, are in an aggregate principal amount not exceeding $50,000 at any time;

               (c) Indebtedness incurred in connection with KREG's purchase of equipment used in the ordinary course of KREG's business, which Indebtedness may be secured by a Lien on such equipment, provided that such Indebtedness may not exceed the purchase price of such equipment;

               (d) Indebtedness to the Bank of Boston incurred by Great Island Trust Partnership in connection with the Wentworth Project in an aggregate principal amount not exceeding $7,500,000;

               (e) Indebtedness secured by Liens permitted under Section 13.2 hereof.

               (f) Indebtedness incurred by any KGT Affiliate in connection with the acquisition, marketing, ownership, management, and development of any Property owned or acquired by a KGT Affiliate, provided that such Indebtedness is non-recourse to KREG, Signal and their respective Subsidiaries (other than KGT Affiliates);

               (g) The obligations of KGT Affiliates (which may be guaranteed by KREG) to make capital contributions to the AV Partnership in connection with the development of Property of KGT Affiliates, provided that such Indebtedness shall not exceed $10,000,000 in the aggregate;

               (h) Indebtedness incurred by a Subsidiary of KREG in connection with the acquisition of a company involved in the development, entitlement or construction of residential housing or commercial projects or in connection with a Quick Flip Transaction, or an Asset Purchase permitted


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

hereunder or build-to-suit transactions by KREG Operating Company or its Subsidiaries; provided that such Indebtedness is expressly non-recourse to KREG, Signal and the Guarantors and is not secured by any of the Collateral or the Bolsa Chica Project and provided further that NACC shall have consented to the incurrence of such Indebtedness, which consent shall not be unreasonably withheld, conditioned or delayed.

               (i) any extensions, renewals, replacements or refinancings of any of the foregoing; provided, however, that any such extension, renewal, replacement or refinancing shall not exceed in principal amount the principal amount of the Indebtedness being replaced or refinanced.

          13.4  CORPORATE ACTIVITIES.

               (a) Except as provided in Section 13.1 hereof or as otherwise approved by NACC (in its sole and absolute discretion), neither KREG nor any of its Subsidiaries shall (i) purchase any real property, conduct any business other than that permitted under the respective articles of incorporation and by-laws of KREG and its Subsidiaries, or (ii) have any assets or liabilities other than assets or liabilities derived from or related to the Collateral or any other property owned by KREG or its Subsidiaries as of the date hereof. NACC's approval of any of the foregoing activities shall not be unreasonably withheld in connection with the exercise of Signal's existing option to purchase certain land from the Metropolitan Water District, provided that such option is not exercised by Signal unless and until all necessary and desirable entitlements have, in NACC's reasonable discretion, been obtained for the Bolsa Chica Project.

               (b) Except as permitted in the Loan Documents or the Construction Loan Documents, KREG shall (i) keep its own separate books and records, (ii) maintain its own bank accounts, (iii) keep its funds or other assets separate from the funds or other assets of its Subsidiaries and all other Persons, (iv) fund from its own assets all of its activities, expenses and liabilities, (v) pay its own operating expenses and liabilities from its own funds and will be adequately capitalized for such business purpose, (vi) observe all customary corporate or partnership procedures and formalities, (vii) in all dealings with the public, act under its own name and as a separate and distinct entity and (viii) maintain financial statements, records and books of account separate from those of its Subsidiaries and all other Persons. KREG shall hold periodic meetings of its board of directors, and will have officers who (when acting in their capacity as officers of such


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

corporation) act in such corporation's and KREG's best interests, all to the extent necessary to maintain the existence of KREG separate and apart from its Affiliates and all other Persons. The corporate charter of KREG provides that the board of directors of KREG will at all times consist of at least one director who is not a director, officer or employee of, or subject to control by, any of KREG's Subsidiaries or Affiliates. KREG shall always maintain at least four (4) outside directors and its Board of Directors shall always be composed with a majority of outside directors.


               (c) Prior to the date hereof, KREG has caused The Henley Group, Inc. to transfer $17,307,012 in cash or cash equivalent assets to KREG. KREG agrees that its shall use all of its cash and cash equivalent assets solely for the operation of its business and the business of Signal and the others Guarantors (but not for the business of any Exempt Guarantor or other Affiliate of KREG in excess of $500,000 during the term of this Agreement) in each instance in a manner consistent with the terms and conditions hereof and the other Loan Documents and shall invest the same only in investments permitted hereunder or under the Securities Account Agreement.

               (d) Notwithstanding the foregoing subsection 13.4 (c), KREG is permitted to make the $6,000,000 loan (the "AV LOAN") to AV Partnership provided that: (i) such loan is fully secured by a perfected pledge of the AV Partnership interests and/or the stock of the corporate general partners of AV Partnership,
(ii) such loan shall be repaid on or before March 15, 1995, and (iii) the general partner of the AV Partnership shall be entitled and irrevocably committed to make a call for capital to be used for the specific purpose of repaying such loan on or before its maturity. The documents evidencing and relating to the AV Loan as listed on Exhibit H attached hereto shall not be amended or otherwise altered from the form in which such documents were approved by NACC without the prior written approval of NACC, which shall not be unreasonably withheld, conditioned or delayed. KREG hereby agrees that it shall immediately and diligently exercise any and all of its rights with respect to the AV Loan (including, without limitation the foreclosure of the partnership interests pledged therefor) upon the failure of the AV Partnership to repay the AV Loan in full by March 15, 1994. Upon the failure by KREG, in NACC's reasonable determination, to diligently exercise such rights, and in any event from and after May 15, 1994, KREG hereby appoints NACC as its agent and grants NACC the full power of attorney (coupled with an interest) and other power and authority to exercise, upon five (5) days prior written notice to KREG, each and every one of the rights of


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

KREG with respect to the AV Loan and the collateral therefor (the "AV COLLATERAL"). In the event that KREG obtains title to the AV Collateral, the AV Partnership shall be deemed a direct Wholly-Owned Subsidiary of KREG (and not a KGT Affiliate) for all purposes hereunder and under the other Loan Documents and the Construction Loan Documents and AV Partnership shall thereafter be deemed a "Guarantor" hereunder and KREG shall cause the AV Partnership to execute and deliver to NACC a Guaranty (in substantially the form of the Reimbursement Guaranties delivered concurrently herewith by the Guarantors).

          13.5 TRANSACTIONS WITH AFFILIATES AND SHAREHOLDERS. Except as expressly permitted by or necessary or desirable to effect a transaction permitted by this Agreement or any other Loan Document or Construction Loan Document or is otherwise approved by NACC (which approval may be withheld in NACC's sole and absolute discretion) and except for existing agreements with Affiliates as set forth in KREG's 1993 10-K and September 30, 1994 10-Q reports or KREG's April 11, 1994 Proxy Statement filed with the Securities and Exchange Commission, KREG, shall not directly or indirectly: (a) make any Investment in an Affiliate; (b) dividend any funds or assets to an Affiliate or shareholder;
(c) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate or shareholder; (d) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (e) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that (i) any Affiliate who is an individual may serve as a director, officer or employee of KREG and (ii) KGT Affiliates may acquire home sites at the Eagle Crest Project, provided that such acquisitions comply with
Section 13.13 of the Construction Loan Agreement and, provided further, that no brokerage commissions or similar transaction costs are deducted from the Permitted Sale proceeds in calculating Net Cash Proceeds.

          13.6 ADDITIONAL SUBSIDIARIES. Except as expressly permitted by or necessary or desirable to effect a transaction permitted by this Agreement or any other Loan Document, neither KREG nor any of its Subsidiaries (other than KGT Affiliates) shall form or acquire any other Subsidiaries without the prior written consent of NACC, which consent shall not be unreasonably withheld or delayed. Except with respect to KGT Affiliates, in the event that NACC shall permit a Person to become a Subsidiary of KREG, KREG shall (i) notify NACC promptly after such Person becomes a Subsidiary of KREG, (ii) execute and deliver to NACC a security agreement (in form and substance satisfactory to NACC) providing that all of the outstanding shares of capital stock or partnership units, as


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

applicable, of such Subsidiary shall be pledged to NACC as collateral security for the Loan, and deliver to NACC the certificate(s) representing such capital stock or partnership units, as applicable, together with instruments of assignment and transfer in such form as NACC may request, (iii) cause such Subsidiary to execute and deliver a security agreement (in form and substance satisfactory to NACC) granting to NACC a first priority security interest in all of its assets and to deliver proof of corporate action, incumbency of officers, opinions of counsel and other documents as NACC may reasonably request, and (iv) cause such Subsidiary to make such representations and warranties and undertake such obligations as NACC may reasonably request.

          13.7 HENLEY FACILITIES AUDIT. Neither KREG nor any of its Affiliates shall enter into any agreement, resolution, stipulation, or other settlement with respect to the Henley Facilities Audit without the prior written consent of NACC, which shall not be unreasonably withheld as long as any such settlement does not adversely affect the priority of any of NACC's Liens or have a material adverse effect on the value of the Collateral or the financial condition of KREG, Signal or any of the Guarantors. KREG shall diligently contest any Assessment or proposed Assessment arising out of or relating to the Henley Facilities Audit. KREG shall keep NACC fully informed as to the status of the Henley Facilities Audit, including, without limitation, any material development in respect thereof.
          Section 14.  ENVIRONMENTAL MATTERS.

               (a) REPRESENTATION AND WARRANTIES. KREG hereby represents and warrants that except as set forth in the reports heretofore delivered to NACC, the draft Environmental Impact Report for the Bolsa Chica Project and the Bolsa Chica Project Surface Use Agreement (collectively, the "ENVIRONMENTAL REPORTS") to KREG's best knowledge after due inquiry (i) KREG and each of its Subsidiaries which owns the Collateral Properties and the Bolsa Chica Project (which real property is hereinafter referred to as "OWNED REAL ESTATE") (x) is in compliance in all material respects with all applicable Environmental Laws, (y) has all material permits, licenses, approvals, rulings, variances, exemptions or other authorizations under applicable Environmental Laws to operate such property as presently conducted and, with respect to the Collateral Properties, as reasonably anticipated to be conducted, (z) has received no written communication, from a Governmental Authority or any other Person, alleging that KREG (or any of its Subsidiaries which owns Owned Real Estate (each such Subsidiary shall be referred to herein as a "REAL ESTATE SUBSIDIARY")) is not in full compliance with all Environmental Laws, and there are no events or circumstances, to KREG's knowl-



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

edge after due inquiry, that may prevent or interfere with such full compliance in the future, (ii) there is no Environmental Claim pending or, to KREG's best knowledge, threatened against KREG (or its Real Estate Subsidiaries, as applicable) or against any Person whose liability KREG (or its Real Estate Subsidiaries, as applicable) has or may have retained or assumed either contractually or as a matter of law that could have a material adverse affect on the value of the Collateral or the financial condition of KREG or any Real Estate Subsidiary, (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents including, without limitation, the release, emission, discharge or disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against KREG (or its Real Estate Subsidiaries, as applicable) that could have a material adverse affect on the value of the Collateral or the financial condition of KREG or any Real Estate Subsidiary, (iv) without in any way limiting the generality of the foregoing and except as disclosed in the Environmental Reports, (A) there are no sites on any Owned Real Estate in which KREG (or its Real Estate Subsidiaries, as applicable) has stored (except in full compliance with Environmental Laws), disposed or arranged for the disposal of Hazardous Substances, (B) there are no underground storage tanks located on any Owned Real Estate, (C) there is no asbestos contained in or forming a part of any improvement on any Owned Real Estate, (D) no polychlorinated biphenyl (PCBs) are used or stored on any Owned Real Estate,
(E) all paint and painted surfaces existing within the interior and on the exterior of improvements located on any Owned Real Estate are not flaking, peeling, cracking, blistering, or chipping, and do not contain lead or are maintained in a condition that prevents exposure of young children to lead-based paint, as of the date hereof, and (F) there have been no claims against KREG or any of its Real Estate Subsidiaries or against any Person whose liability for such claim KREG or any of its Real Estate Subsidiaries has or may have retained or assumed either contractually or by operation of law, for adverse health effects from lead-based paint or requests for the investigation, assessment or removal of lead-based paint that could have a material adverse affect on the value of the Collateral or the financial condition of KREG or any Real Estate Subsidiary. Notwithstanding anything to the contrary herein or in the Environmental Reports, there exists no Environmental Event with respect to any Owned Real Estate that would result in a Remedial Work which would cost in excess of $150,000.


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

               (b)  ENVIRONMENTAL REMEDIATION.

(i) If any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, the "REMEDIAL WORK") is required pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law with respect to any Collateral Property, KREG shall promptly commence and diligently prosecute to completion all such Remedial Work. In all events, such Remedial Work shall be commenced within thirty (30) days after any demand therefor by NACC or such shorter period as may be required under any applicable Environmental Law; however, KREG shall not be required to commence such Remedial Work within the above-specified time periods if prevented from doing so by any Governmental Authority or if commencing such Remedial Work within such time periods would result in KREG or such Remedial Work violating any Environmental Law.

(ii) All Remedial Work under Section 14(b)(i) hereof shall be performed by contractors, and, with respect to Remedial Work which costs $100,000 or more, under the supervision of a consulting engineer, each approved in advance by NACC, which approval shall not be unreasonably withheld, conditioned or delayed. All reasonable costs and expenses incurred in connection with such Remedial Work and NACC's reasonable monitoring or review of such Remedial Work (including reasonable attorneys' fees, charges and disbursements) shall be paid by KREG. If KREG does not timely commence and diligently prosecute to completion the Remedial Work within the times provided for herein, then NACC may (but shall not be obligated to) cause such Remedial Work to be performed. KREG agrees to bear and shall pay or reimburse NACC on demand for all reasonable costs and expenses (including reasonable attorneys' fees, charges and disbursements) reasonably relating to or incurred by NACC in connection with monitoring, reviewing or performing any Remedial Work.

(iii) KREG shall not commence any Remedial Work under Section 14(b)(i) hereof, nor enter into any settlement agreement, consent decree or other compromise relating to any Hazardous Substances or Environmental Laws which might impair the value of NACC's security hereunder to a material


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

     degree, except as required by a Governmental Authority. Notwithstanding the foregoing, if the presence or threatened presence of Hazardous Substances on, under or about any Owned Real Property poses an immediate threat to the health, safety or welfare of any person or is of such a nature that an immediate remedial response is necessary, KREG may complete all necessary Remedial Work. In such events, KREG shall notify NACC as soon as practicable of any action taken.

               (c) ENVIRONMENTAL COMPLIANCE. KREG covenants and agrees with NACC that it shall comply, and shall cause each of its Real Estate Subsidiaries to comply, with all Environmental Laws, except for such instances of non-compliance which, singly, and in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition of KREG.

               (d) ENVIRONMENTAL INDEMNIFICATION. KREG shall protect, indemnify, save, defend, and hold harmless NACC and the LOC Issuer and all officers, directors, stockholders, partners, employees, successors and assigns of NACC and the LOC Issuer (collectively, the "INDEMNIFIED ENVIRONMENTAL PARTIES") from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including, without limitation, reasonable attorneys' fees, charges and disbursements) and any and all claims, suits and judgments which any Indemnified Environmental Party may suffer, as a result of or with respect to: (i) any Environmental Claim relating to or arising from any portion of the Owned Real Estate; (ii) the violation of any Environmental Law in connection with any portion of the Owned Real Estate ;
(iii) any release, spill, or the presence of any Hazardous Substances affecting any portion of the Owned Real Estate; and (iv) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, any portion of the Owned Real Estate of any Hazardous Substances, whether or not such condition was known or unknown to KREG; provided, however, that in each case, KREG may be relieved of its obligations under this Section 14(d) if it can demonstrate that the matters referred to in clauses (i) through (iv) of this
Section 14(d) initially occurred (irrespective of when such matters were discovered) (x) after the foreclosure of the Mortgage with respect to the Collateral Property, (y) after the delivery by the Real Estate Subsidiary to NACC or its subsidiary of a deed-in-lieu of foreclosure pursuant to a deed-in-lieu of foreclosure agreement executed by NACC or (z) primarily as a result of NACC's gross negligence or willful misconduct. Promptly after NACC receives notice of the commencement of any Environmental Claim in respect of which


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

indemnification is sought hereunder, NACC shall notify KREG in writing thereof; but the omission so to notify KREG shall not relieve KREG from any obligation hereunder provided that KREG has not been materially prejudiced by such failure by NACC to notify KREG. In the event that an Indemnified Environmental Party becomes involved in any action, proceeding or investigation in connection with any matter which is subject to the indemnification set forth in this Section 14(d), KREG shall periodically reimburse such Indemnified Environmental Party (upon the presentation of reasonably detailed invoices, receipts or statements) in an amount equal to its reasonable attorneys' fees, charges and disbursements and other reasonable costs and expenses (including the reasonable costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other reasonable fees, costs or expenses are the subject of indemnification hereunder. Notwithstanding anything to the contrary provided in this Agreement, the Letter of Credit or the other Loan Documents, the indemnification provided in this Section 14(d) shall be shall be independent of, and shall survive, the discharge of the Reimbursement Obligations.

               (e)  ENVIRONMENTAL MATTERS; INSPECTION.

(i) Upon reasonable prior notice, KREG shall allow, and shall cause its Real Estate Subsidiaries to allow, NACC the right at all reasonable times during normal business hours to enter upon and inspect all or any portion of any Owned Real Estate, provided that such inspections shall not unreasonably interfere with the operation or the tenants of such Owned Real Estate. NACC may select a consulting engineer to conduct and prepare reports of such inspections. KREG shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the engineer, and to submit comments and suggested revisions or rebuttals to same. The inspection rights granted to NACC in this Section 14(e) shall be in addition to, and not in limitation of, any other inspection rights granted to NACC in the Loan Documents, and shall expressly include the right to conduct soil borings and other customary environmental tests, assessments and audits.

(ii) KREG agrees to bear and shall pay or reimburse NACC within ten (10) Business Days after receipt of demand for all reasonable costs and expenses (including reasonable attorneys' fees, charges and disbursements) reasonably relating to or incurred by NACC in connection with the


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

     inspections and reports described in this Section 14(e) in the event that:

                (x) NACC has delivered to KREG written notice requesting an inspection and KREG fails to thereafter diligently cause such inspections to be made and either (1) NACC had reasonable grounds to believe, at the time any such inspection is ordered by NACC, that there exists an Environmental Event or that a Hazardous Substance is present on, under or emanating from any Owned Real Estate or is migrating to or from adjoining property, except under conditions permitted by applicable Environmental Laws and not prohibited by any Loan Document or (2) the inspections ordered by NACC reveal an Environmental Event or that a Hazardous Substance is present on, under or emanating from any Owned Real Estate or is migrating to or from adjoining property; or

               (y) an Event of Default exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

               (f) COPIES OF NOTICES. Except with respect to matters already disclosed in the Environmental Reports, KREG shall promptly provide, or shall cause its Real Estate Subsidiaries to provide, notice to NACC of:

(i) any proceeding, investigation or inquiry commenced by any Governmental Authority and known (directly or indirectly) to KREG or such Subsidiary with respect to the presence of any Hazardous Substance on, under or emanating from any Owned Real Estate, which might impair the value of NACC's security interests under any of the Security Documents, or could reasonably be expected to have a material adverse affect on the financial condition of KREG;

(ii) any proceeding, investigation or inquiry commenced or threatened by any Governmental Authority and known (directly or indirectly) to KREG, against KREG or any Subsidiary of KREG, with respect to the presence, suspected presence, release or threatened release of Hazardous Substances from any property not owned by KREG or any of its Subsidiaries, including without limitation, proceedings under the Federal Comprehensive Environmental Response, Compensation and Lia-


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

     bility Act, 42 U.S.C. Section 9601 ET SEQ., which might materially impair the value of NACC's security interests under the Security Documents, or could reasonably be expected to have a material adverse affect on the financial condition of KREG;

(iii) all claims made or threatened by any Person against KREG or any other party occupying all or any portion of any Owned Real Estate which become known to KREG, relating to any loss or injury allegedly resulting from any Hazardous Substance or relating to any violation or alleged violation of Environmental Law which might materially impair the value of NACC's security interests under the Security Documents or could reasonably be expected to have a material adverse affect on the financial condition of KREG;

(iv) the discovery by KREG of any occurrence or condition on any Owned Real Estate or on any Property adjoining or in the vicinity of such Owned Real Estate which reasonably could be expected to lead to such Owned Real Estate or any portion thereof being in violation of any Environmental Law or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Law which might impair the value of NACC's security interests under any of the Security Documents, or could reasonably be expected to have a material adverse affect on the financial condition of KREG (collectively, an "ENVIRONMENTAL EVENT") or which might subject NACC to an Environmental Claim; and

(v)  the commencement and completion of any Remedial Work.

               Within thirty (30) days after the occurrence of an Environmental Event, KREG shall deliver to NACC an Officers' Certificate (an "ENVIRONMENTAL CERTIFICATE") explaining the Environmental Event in reasonable detail, setting forth to NACC the estimated cost as determined at such time of remedying such Environmental Event and the proposed method of remediation and time to complete such remedy. KREG shall complete such remedy as promptly as possible in the ordinary course of business.

               KREG shall deliver to NACC copies of any citations, orders, notices or other communications received from any person with respect to the notices described in this Section 7(f).

               (g) SURVIVAL. All of the representations, warranties and indemnities in this Section 14 shall survive the termination of this Agreement, the Letter of Credit and the other Loan Documents.

          Section 15. EVENTS OF DEFAULT. If one or more of the following events (each, an "EVENT OF DEFAULT") shall occur and be continuing:

               (a) KREG shall default in the payment when due of any Reimbursement Obligation and such default shall continue for a period of more than three (3) Business Days after notice thereof to KREG by NACC; or

               (b) KREG or any of the Guarantors (other than the Exempt Subsidiaries) shall default in the performance of any other covenant or agreement contained in the Loan Documents and such default shall continue thirty
(30) days after written notice of such default shall have been given to KREG by NACC or if NACC reasonably determines that such non-compliance shall not have a material adverse effect on the financial condition of KREG and shall not have a material adverse effect on the value of the Collateral and KREG shall be pursuing a cure in a diligent and expeditious manner, for a period not to exceed ninety (90) days after the initial notice of default thereof; or

               (c) Any representation, warranty or certification made or deemed made herein by KREG or in any other Loan Document by KREG or in the Reimbursement Guaranties by the Guarantors or in any certificate furnished to NACC pursuant to the provisions hereof (or thereof), shall prove to have been false or misleading as of the time made or furnished in any material respect; or

               (d) KREG shall fail to comply in any material respect with the negative covenants set forth in Section 13 hereof; or

               (e) An "Event of Default" (as defined in any of the Loan Documents or the Bond Agreement) shall occur and be continuing; or

               (f) Any provision of any of the Loan Documents (other than any provisions relating to indemnification of liabilities under the Securities Act of 1933) shall at any time for any reason cease to be valid and binding or shall be declared beyond final appeal, to be null and void by any court or governmental authority or agency having jurisdiction, or the validity of any of the Loan Documents or the enforceability thereof shall be contested by KREG or any other governmental authority or agency having jurisdiction in a judicial or administrative proceeding; or

               (g) Except with respect to the Exempt Subsidiaries, KREG, Signal or any of the Guarantors (or any of their respective Subsidiaries) shall default, after the passage of all applicable notice and cure periods, in the payment or performance of any obligation under any of the Loan Documents or the Construction Loan Documents or in the payment when due of any scheduled installment of principal of or interest on any of its other Indebtedness (the principal amount of which equals $1,000,000 or more); or

               (h)   INTENTIONALLY OMITTED.

               (i) (1) any of the Guarantors shall default in the performance of any of its payment obligations under its Reimbursement Guaranty or any other Loan Documents; or (2) any of the Guarantors (other than Exempt Subsidiaries) shall default in the performance of any of its other obligations under its Reimbursement Guaranty or other Loan Documents and such default shall continue unremedied for a period of thirty (30) days after notice thereof to such Guarantor by NACC or, if (in the sole discretion of NACC) such default shall not have a material adverse effect on the financial condition of such Guarantor and shall not have a material adverse effect on the value of any Owned Real Estate or the Collateral and such Guarantor shall be pursuing a cure in a diligent and expeditious manner, for a period not to exceed ninety (90) days after the initial notice of default thereof to such Guarantor by NACC; or

               (j) (1) any Guarantor, KREG, or any of their respective Subsidiaries (other than the Exempt Subsidiaries) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or (2) any Exempt Subsidiary shall make such an admission and such admission could, in NACC's reasonable discretion, have a material adverse effect on the financial condition of KREG or the value of the Collateral; or

               (k) (1) any Guarantor, KREG, or any of their respective Subsidiaries (other than the Exempt Subsidiaries) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
(ii) make a general


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

assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition as debtor seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,
(v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or (2) any Exempt Subsidiary shall take such action and such action could, in NACC's reasonable discretion, have a material adverse effect on the financial condition of KREG or the value of the Collateral; or

               (l) (1) a proceeding or case shall be commenced with respect to any of the Guarantors, KREG, or any of their respective Subsidiaries (other than the Exempt Subsidiaries), without such party's application or consent of in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such party or of all or any substantial part of its assets, or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against any of the Guarantors, KREG, or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or (2) any Exempt Subsidiary shall suffer such action and such action could, in NACC's reasonable discretion, have a material adverse effect on the financial condition of KREG or the value of the Collateral; or

               (m) (1) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate (other than with respect to the ABEX Tax Disputes) shall be rendered by a court or courts against any of the Guarantors, KREG, or any of their respective Subsidiaries (other than the Exempt Subsidiaries) and the same shall not be discharged (or provision shall not be made for such discharge), or a stay or execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or (2) such a judgment is rendered against any Exempt Subsidiary and such judgment could, in NACC's reasonable discretion, have a material adverse effect on the financial condition of KREG or the value of the Collateral; or

               (n) An event or condition specified in Section 12.1(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any of the Guarantors, KREG, or any ERISA Affiliate shall incur or in the opinion of NACC shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of NACC, material in relation to the consolidated financial condition of such Guarantors and KREG taken as a whole; or

               (o) Except for expiration or termination in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason (other than NACC's failure to file or record any Security Document); or any of the Security Documents shall be declared null and void, or shall fail to create the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in and Lien on all of the material then-existing Collateral), subject to no equal or prior Lien other than Liens permitted under
Section 13.2 hereof.

          Notwithstanding anything to the contrary contained in this Agreement, any other Loan Document, or the Bond Agreement, no grace period or right to notice granted to KREG herein with respect to any Event of Default is intended to duplicate any other grace period or right to notice granted herein, in the other Loan Documents or in the Bond Agreement with respect to such Event of Default and in the event of any inconsistency, the longest applicable grace period or right to notice granted herein shall apply.

          Upon the occurrence of an Event of Default, NACC may (a) deliver to the Beneficiary the Termination Notice and direct the Beneficiary to draw on the Letter of Credit amounts sufficient to pay the face amount of the Bond and upon the delivery of such Termination Notice, (b) commence foreclosure or similar proceedings against the Collateral pursuant to the Security Documents, (c) require KREG to deliver to NACC a sum equal to the Stated Amount (which sum, upon receipt thereof by NACC, shall be held by NACC as additional cash collateral for the Reimbursement Obligations), (d) declare all Reimbursement Obligations immediately due and payable, whereupon the same shall be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by KREG, (e) otherwise proceed to enforce all other remedies available to it under the Loan Documents and applicable law, and
(f) at any time request that an appraisal to be performed by an appraiser reasonably satisfactory to NACC and/or a market study to be performed by an MAI satisfactory to NACC with respect to any Collateral. KREG shall pay all reasonable fees for any appraisals and market studies performed pursuant to this
Section 15.

          Section 16.  INDEMNIFICATION.   KREG hereby agrees to indemnify,
defend and hold NACC, the LOC Issuer and each of their respective Affiliates and their respective officers, directors, partners, employees, representatives, lawyers and agents and each other person, if any, controlling NACC, the LOC Issuer or any of their respective Affiliates within the meaning of either
Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "SECURITIES LAWS"), and each of their respective officers, directors, partners, employees, representatives, lawyers and agents (NACC, the LOC Issuer and each such other person or entity being referred to as an "INDEMNIFIED PERSON"), to the fullest extent permitted by law, harmless from and against any and all losses, claims, damages, costs, expenses or liabilities arising out of or in connection with the Collateral Properties, the Loan Documents or the matters referred to or contemplated therein, except to the extent that it is determined that any such loss, claim, damage, cost, expense or liability results primarily from the gross negligence, wilful misconduct or bad faith of such Indemnified Person. In the event that an Indemnified Person becomes involved in any action, proceeding or investigation in connection with any transaction or matter referred to or contemplated in this Agreement or any of the other Loan Documents, KREG shall periodically reimburse such Indemnified Person (upon the presentation of reasonably detailed invoices, receipts or statements) in an amount equal to its reasonable attorneys' fees, charges and disbursements and other reasonable costs and expenses (including the reasonable costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other fees, costs or expenses are the subject of indemnification hereunder. The indemnity contained in this Section 16 shall survive the expiration of the Letter of Credit, the Maturity Date and the payment of the Reimbursement Obligations.

          Section 17.  MISCELLANEOUS.

          17.1 AMENDMENTS, ETC. No amendment, supplement or other modification or waiver of any provision of this Agreement, nor consent to any departure from any provision of this Agreement by any of the parties hereto, shall


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

be effective unless the same shall be in writing and signed by all of the parties hereto, and then such amendment, supplement, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          17.2 NOTICE. All notices, demands, requests, consents, approvals and other communications (any of the foregoing, a "NOTICE") required, permitted, or desired, to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in a Notice delivered in accordance with the provisions of this Section 17.2. Any such Notice shall be deemed to have been received three
(3) days after the date such Notice is mailed or on the date of delivery by hand or courier addressed to the parties as follows (PROVIDED that neither NACC nor KREG shall be deemed to have received any Notice not actually received):


If to NACC:              Nomura Asset Capital Corporation
                         First Interstate World Center
                         633 West Fifth Street, 68th Floor
                         Los Angeles, California  90071
                         Attention:  Richard A. Magnuson
                                     Director

and                      Nomura Asset Capital Corporation
                         2 World Financial Center, Building B
                         New York, New York 10281-1198
                         Attention:  Sheryl E. McAfee
                                     Vice President

With a copy to:          Skadden, Arps, Slate, Meagher & Flom
                         300 South Grand Avenue, 34th Floor
                         Los Angeles, California 90071
                         Attention:  Rand S. April, Esq.

If to KREG:              Koll Real Estate Group
                         4343 Von Karman Avenue
                         Newport Beach, California 92660


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

                         Attention:   Raymond J. Pacini
                         Executive Vice President

          With a copy to:     Brobeck, Phleger & Harrison
                         4675 MacArthur Court, No. 1000
                         Newport Beach, California 92660
                         Attention:  Gregory W. Preston, Esq.
          and
                         Brobeck, Phleger & Harrison
                         550 South Hope Street, Suite 2100
                         Los Angeles, California 90071
                         Attention:  Gerard J. Walsh, Esq.

          17.3 NO WAIVER; REMEDIES. No failure on the part of NACC to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          17.4 SUCCESSORS AND ASSIGNS. This Agreement shall (a) be binding upon KREG and its respective successors and assigns, and (b) inure to the benefit of, and be enforceable by, NACC and its successors and assigns; PROVIDED, HOWEVER, that NACC may not assign all or any part of the Loan Documents without the prior written consent of KREG, which may be withheld in KREG's sole and absolute discretion.

          17.5 TAXES, FEES AND EXPENSES. KREG hereby agrees to pay any and all documentary stamp, intangible and other similar taxes, if any, and fees payable in connection with the execution, delivery, filing and recording of any of the Loan Documents and to hold NACC harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees; PROVIDED, HOWEVER that NACC agrees to promptly notify KREG. Without limiting the foregoing, KREG hereby agrees to pay all reasonable costs and expenses of preparing the Loan Documents as well as all costs and expenses relating to the issuance of the Letter of Credit and of KREG's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, and the reasonable fees, charges and disbursements of NACC's counsel, and all of NACC's out-of-pocket costs and expenses in connection with the preparation, execution and delivery, adminis-


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

tration, interpretation, amendment and enforcement of the Loan Documents and all other agreements, instruments and documents relating to this transaction. Notwithstanding any other provision contained in this Agreement, the provisions of this Section 17.5 shall survive the repayment of the Reimbursement Obligations and the termination of this Agreement.

          17.6 SEVERABILITY. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

          17.7 WAIVER OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, NACC is hereby authorized at any time and from time to time, without notice to KREG (any such notice being expressly waived by KREG), and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by NACC to or for the credit or the account of KREG against any and all of the Reimbursement Obligations now or hereafter existing under the Loan Documents, irrespective of whether or not NACC shall have made any demand hereunder and although such obligations may be unmatured.

          17.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. KREG hereby submits to the nonexclusive jurisdiction of the United States District Court for the Central District of California and of any State Court sitting in the City of Los Angeles for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. KREG irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          17.9 WAIVER OF JURY TRIAL. KREG AND NACC HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


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

          17.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by each party hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          17.11 HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          Section 18. SECURITIZATION. As a material inducement to NACC to enter into this Agreement and to cause the issuance of the Letter of Credit, KREG hereby agrees on behalf of itself and its Affiliates that in the event that at any time following the Closing Date and prior to the termination of this Agreement, KREG or any of its Affiliates enters into a public or semi-public debt or equity offering (each being hereinafter referred to as a "SECURITIZATION"), then NSI or its Affiliate shall act as a co-manager in any such Securitization and shall receive a split of the management fee, institutional pot and underwriting concessions equal to the largest split received by any other co-manager in connection with such Securitization, provided that NSI or its Affiliate performs substantially the same services as such other co-manager in connection with such Securitization. KREG, NSI (or its Affiliate) and such other co-manager shall negotiate the terms of any Securitization on commercially a reasonable basis and in a manner consistent with the terms for similar transactions then being completed. KREG further agrees to do any and all such further acts as are necessary in connection with becoming a co-registrant of the offering of the securities if so required by applicable Securities Laws.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                    KOLL REAL ESTATE GROUP, INC.,
                    a Delaware corporation


                    By:  ________________________
                         Raymond J. Pacini
                         Executive Vice President and
                         Chief Financial Officer


                    NOMURA ASSET CAPITAL CORPORATION,
                    a Delaware corporation


                    By:  ________________________

                         Richard A. Magnuson
                         Vice President

                                   EXHIBIT A-1

                    LEGAL DESCRIPTION OF BOLSA CHICA PROJECT

                                   EXHIBIT A-2

                    LEGAL DESCRIPTION OF EAGLE CREST PROJECT

                                   EXHIBIT A-3

                LEGAL DESCRIPTION OF FAIRBANKS HIGHLANDS PROJECT

                                    EXHIBIT B

                            FORM OF LETTER OF CREDIT

                                    EXHIBIT C

                            ENTITLEMENT FORECAST AND
                         DEVELOPMENT AND BUDGET TARGETS

                                   EXHIBIT D-1

                           FORM OF REIMBURSEMENT NOTE

                                   EXHIBIT D-2

                             FORM OF SETTLEMENT NOTE

                                    EXHIBIT E

                             FORM OF BOND AGREEMENT

                                    EXHIBIT F

                                   LITIGATION

                                    EXHIBIT G

                           SIGNAL FINANCIAL STATEMENT

                                    EXHIBIT H

                          AV PARTNERSHIP LOAN DOCUMENTS